UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dime Community Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 14, 2022
Dear Shareholder,
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Dime Community Bancshares, Inc. (the “Company”), which will be held on May 26, 2022 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. Shareholders will only be able to participate in the Annual Meeting online, vote shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/DCOM2022. Instructions on how to attend the Annual Meeting online and vote shares are described in the accompanying Proxy Statement.
The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. The Company’s Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” each of these matters. The directors and executive officers of the Company, as well as a representative of Crowe LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for the year ending December 31, 2022, will be present at the Annual Meeting.
On February 1, 2021, we completed the merger of equals transaction between Bridge Bancorp, Inc. and Dime Community Bancshares, Inc. We are proud to report that we integrated the merger transaction seamlessly with minimal customer impact. The Company also delivered on its financial goals as it relates to return on assets, efficiency, and non-interest-bearing deposit growth. As of December 31, 2021, we were ranked number one by deposit market share among community banks with less than $20 billion in assets in Kings, Queens, Nassau and Suffolk Counties, New York. The successful merger is a tribute to the hard work and dedication of our employees.
Going forward, we hope to continue to grow our premier franchise to even greater heights.
On behalf of our Board of Directors and employees, we thank you for your continued support and hope you participate in our virtual Annual Meeting.
Sincerely yours,

Kenneth J. Mahon Executive Chairman of the Board	Kevin M. O’Connor Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 26, 2022
WHEN	VIRTUAL MEETING	RECORD DATE
May 26, 2022 10:00 a.m. Eastern Time	www.virtualshareholdermeeting.com/DCOM2022	March 31, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Dime Community Bancshares, Inc. (the “Company”) will be held virtually on Thursday, May 26, 2022 at 10:00 a.m. Eastern Time, to consider and vote upon the following:
Proposal		Board Recommendation
1)	The election of 12 directors to the Company’s Board of Directors, to hold office for a term of one year, and until their successors are elected and qualified;	FOR
2)	The ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and	FOR
3)	Approval, by a non-binding advisory vote, of the compensation of the Company’s Named Executive Officers.	FOR
In addition, we will consider and take action on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.
The Board of Directors has fixed March 31, 2022 as the record date for the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available upon request for inspection by any shareholder for any lawful purpose germane to the Annual Meeting during the 10 days prior to the Annual Meeting and during the Annual Meeting.
By Order of the Board of Directors

Patricia M. Schaubeck
Corporate Secretary
Hauppauge, New York
April 14, 2022

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE. VOTING IN ADVANCE OF THE MEETING WILL NOT PREVENT YOU FROM ATTENDING AND VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU CHOOSE TO DO SO.

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DIME COMMUNITY BANCSHARES, INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 26, 2022
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to shareholders over the Internet. As a result, beginning on or about April 14, 2022, we sent by mail or e-mail a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions on how to access our proxy materials, including our Proxy Statement and annual report to shareholders, over the Internet and how to attend and vote at the Annual Meeting. Other shareholders received paper copies of our proxy materials. If you received your proxy materials by mail, the Notice of Annual Meeting, Proxy Statement, Proxy Card and annual report to shareholders were enclosed.
Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the Annual Meeting. However, if you received such a Notice of Internet Availability of Proxy Materials and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials to request paper copies.
If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.
The Notice of Annual Meeting, Proxy Statement, annual report to shareholders and sample proxy card are available for review at www.ProxyVote.com. The Notice of Meeting, Proxy Statement and annual report are also available on the Company’s website at www.dime.com. Information on our website is not a part of this Proxy Statement or accompanying materials.
GENERAL INFORMATION
General
This Proxy Statement is being furnished to the shareholders of Dime Community Bancshares, Inc. (the “Company,” “we,” “our” or “us”) in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the shares of the Company’s issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), for use at the virtual Annual Meeting of Shareholders to be held on May 26, 2022 (the “Annual Meeting”) at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. This Proxy Statement and/or a Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 14, 2022.
Record Date
The Company’s Board of Directors has fixed the close of business on March 31, 2022 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only shareholders of record at the close of business on March 31, 2022 will be entitled to vote at the Annual Meeting. There were 39,459,909 shares of Common Stock outstanding on the Record Date.
Why A Virtual Meeting
We are pleased to conduct the Annual Meeting solely online via the Internet through a live webcast and online shareholder tools. Given the lingering health concerns related to COVID-19, we believe it important for the safety of shareholders and all of our constituents to participate fully from a remote location. We have designed the virtual format for ease of shareholder access and participation. Shareholders may vote and submit questions online during the meeting by following the instructions below.
Annual Meeting Admission and Participation
You are entitled to attend and participate in the Annual Meeting only if you were a Company shareholder as of the Record Date or if you hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission as described herein. If you do not comply with the procedures described herein for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Shareholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/DCOM2022. To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card. Beneficial shareholders who do not have a control number may gain access to the Annual Meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
We encourage you to access the Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Shareholders may submit questions live during the meeting. Shareholders can also access copies of the Proxy Statement and annual report on the website.
SOLICITATION AND VOTING OF PROXIES
Voting During the Meeting
Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the internet in advance of or during the Annual Meeting. Shareholders who attend the virtual Annual Meeting can vote during the meeting while the polls are open by clicking on the “Vote” button at www.virtualshareholdermeeting.com/DCOM2022 or submit questions during the Annual Meeting in the text box. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.
Voting Rights
Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share held on the Record Date. You may vote your shares of Common Stock in advance of the meeting by marking and signing your Proxy Card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on your Notice of Internet Availability of Proxy Materials or Proxy Card or by attending and voting via the internet during the Annual Meeting. All properly executed proxies received by the Company on or before 11:59 p.m. Eastern Time on May 25, 2022 will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR the election of each of the nominees for director, FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, and FOR the approval of compensation of the Company’s Named Executive Officers (as defined herein).
Management is not aware of any matters other than those set forth in the Notice of Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company’s Board of Directors.
Quorum and Vote Required
If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors and with respect to the advisory proposal regarding the compensation of our Named Executive Officers. Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the election of directors or the advisory vote regarding the compensation of our Named Executive Officers, no votes will be cast on your behalf. These are referred to as “broker non-votes.” Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.
The presence by proxy or attendance via webcast at the Annual Meeting of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.
Directors are elected by a plurality of the votes cast at the Annual Meeting, without regard to broker non-votes or proxies as to which authority to vote for a nominee is marked “WITHHOLD.” Shareholders may not vote their shares cumulatively for the election of directors.
Proposals 2 and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

Although the advisory vote on the compensation of Named Executive Officers (Proposal 3) is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and consider them in making future determinations concerning executive compensation.
Revocability of Proxies
A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company’s Corporate Secretary at 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788 or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by voting at the Annual Meeting.
Solicitation of Proxies
The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, directors or employees of the Company or its wholly-owned subsidiary Dime Community Bank (the “Bank”) by telephone or other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. The Company has hired Alliance Advisors to assist us in soliciting proxies and has agreed to pay a fee of $7,500 for their services.
Interests of Directors and Management in Certain Proposals
Shareholders will be asked to cast a non-binding advisory vote on Proposal 3 regarding compensation of the Company’s Named Executive Officers. The result of such vote may influence future compensation decisions. As a result, the Company’s senior executives have personal interests in the outcome of this proposal that are different from the interests of the Company’s other shareholders. The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of Proposal 3.
Director Attendance at Annual Meetings
Although it has no official policy, the Board of Directors considers attendance at shareholder meetings a priority. All of the Company’s directors attended the Annual Meeting of Shareholders held on May 27, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders of the Company
Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Company and the U.S. Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table sets forth, as of the Record Date, certain information as to the shares of Common Stock owned by persons who beneficially own more than five percent of the issued and outstanding shares of Common Stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Common Stock as of the Record Date. Except for the column titled “Percent of Outstanding Shares,” and as otherwise indicated, the information provided in the table was obtained from filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days of March 31, 2022. As used herein, “voting power” includes the power to vote, or direct the voting of, Common Stock and “investment power” includes the power to dispose, or direct the disposition, of such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.
Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Outstanding Shares(5)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,511,788(1)	14.0%
Basswood Capital Management, L.L.C. 645 Madison Avenue, 10th Floor New York, NY 10022	3,395,452(2)	8.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,742,599(3)	6.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,078,672(4)	5.3%
(1)	Represents the total shares of Common Stock beneficially owned by Blackrock, Inc. as described in the Schedule 13G/A filed on January 27, 2022 with the SEC.
(2)
Represents the total shares of Common Stock collectively beneficially owned by Basswood Capital Management, LLC, Matthew Lindenbaum, Bennett Lindenbaum and certain other persons as disclosed in the Schedule 13D/A filed on February 8, 2021 with the SEC and as otherwise disclosed to the Company.

(3)	Represents the total shares of Common Stock beneficially owned by T. Rowe Price Associates, Inc. as described in the Schedule 13G/A filed on February 14, 2022 with the SEC.
(4)	Represents the total shares of Common Stock beneficially owned by The Vanguard Group as described in the Schedule 13G filed on February 9, 2022 with the SEC.
(5)	Based on the 39,459,909 total shares outstanding as of March 31, 2022.

Security Ownership of Management
The following table sets forth information as of the Record Date with respect to the shares of Common Stock beneficially owned by each of the Company’s directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officer) of the Company (the “Named Executive Officers”), certain other executive officers, and all of the Company’s directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.
The Company’s Insider Trading and Confidentiality of Information Policy prohibits directors and executive officers from pledging Common Stock as collateral for any loan.
Name of Beneficial Owner	Position	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares(2)
Kenneth J. Mahon	Director, Executive Chairman of the Board	346,388(3)	*
Marcia Z. Hefter	Director, Lead Director of the Board	123,767(4)	*
Rosemarie Chen	Director	10,811(5)	*
Michael P. Devine	Director	440,154(6)	1.1%
Matthew A. Lindenbaum	Director	3,257,170(7)	8.3%
Albert E. McCoy, Jr.	Director	175,147(8)	*
Raymond A. Nielsen	Director	34,237(9)	*
Kevin M. O’Connor	Director, Chief Executive Officer	332,870(10)	*
Vincent F. Palagiano	Director	590,547(11)	1.5%
Joseph J. Perry	Director	52,358(12)	*
Kevin Stein	Director	18,296(13)	*
Dennis A. Suskind	Director	85,384(14)	*
Stuart H. Lubow	President and Chief Operating Officer	254,985(15)	*
Avinash Reddy	Senior Executive Vice President and Chief Financial Officer	43,617(16)	*
Conrad J. Gunther	Senior Executive Vice President and Chief Lending Officer	69,203(17)	*
Patricia M. Schaubeck	Executive Vice President and General Counsel	26,361(18)	*
All directors and executive officers as a group (24 persons)		6,050,563(19)	15.3%
*	Represents less than 1%
(1)	Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose).
(2)	Based on the 39,459,909 total shares outstanding as of March 31, 2022 and the 65,142 shares such person(s) has the right to acquire within 60 days of March 31, 2022.
(3)	Includes 2,608 time-vested restricted stock awards over which Mr. Mahon has voting power.
(4)	Includes 2,333 time-vested restricted stock awards over which Ms. Hefter has voting power.
(5)	Includes 2,127 time-vested restricted stock awards over which Ms. Chen has voting power.
(6)	Includes 1,784 time-vested restricted stock awards over which Mr. Devine has voting power.
(7)
Includes the total shares of Common Stock collectively beneficially owned by Matthew Lindenbaum and Basswood Capital Management, LLC, with respect to which Mr. Lindenbaum serves as Principal Managing Member and Portfolio Manager. As described in the Schedule 13D/A filed on February 8, 2021 with the SEC with respect to the Company’s Common Stock, each of Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum may be deemed to be part of a “group” with such other reporting persons. Includes 1,784 time-vested restricted stock awards over which Mr. Lindenbaum has voting power.

(8)	Includes 1,990 time-vested restricted stock awards over which Mr. McCoy, Jr. has voting power.

(9)	Includes 1,990 time-vested restricted stock awards over which Mr. Nielsen has voting power.
(10)	Includes 70,133 time-vested restricted stock awards over which Mr. O’Connor has voting power and 65,142 vested stock options that are currently exercisable.
(11)	Includes 1,784 time-vested restricted stock awards over which Mr. Palagiano has voting power.
(12)	Includes 2,127 time-vested restricted stock awards over which Mr. Perry has voting power.
(13)	Includes 2,127 time-vested restricted stock awards over which Mr. Stein has voting power.
(14)	Includes 1,990 time-vested restricted stock awards over which Mr. Suskind has voting power.
(15)	Includes 36,970 time-vested restricted stock awards over which Mr. Lubow has voting power.
(16)	Includes 17,877 time-vested restricted stock awards over which Mr. Reddy has voting power.
(17)	Includes 17,384 time-vested restricted stock awards over which Mr. Gunther has voting power.
(18)	Includes 11,237 time-vested restricted stock awards over which Ms. Schaubeck has voting power.
(19)	Includes 176,245 shares of time-vested restricted stock awards over which the directors/executive officers have voting power and 189,266 shares of executive management not listed above.

PROPOSAL 1. — ELECTION OF DIRECTORS
General
The Company’s Board of Directors currently consists of twelve (12) members. Each year each director is elected to serve for a one-year term and until their respective successors shall have been elected and qualified.
The Board of Directors has nominated the following directors to serve on the Board for a term to expire at the 2023 annual meeting of shareholders.
The business experience of each of the Company’s directors nominated to be elected as directors, as well as the qualifications, attributes and skills that led the Board of Directors to conclude that each director should serve on the Board are as follows:

Kenneth J. Mahon Age: 71 Director since: 2021
Mr. Mahon was named Executive Chairman of the Board of Directors simultaneously with the closing of the merger between Bridge Bancorp, Inc. (“Legacy Bridge”) and Dime Community Bancshares, Inc. (“Legacy Dime”) on February 1, 2021. He was a director of Legacy Dime and Dime Community Bank (“DCB”) since 2002 and served as Chief Executive Officer beginning in 2017. He joined The Dime Savings Bank of Williamsburgh, predecessor to DCB, in 1980, as assistant comptroller. He was elected as a director in 1998. Mr. Mahon has served on the Board of the Federal Home Loan Bank of New York since 2017. Mr. Mahon’s extensive knowledge of the community banking industry, as well as his experience with Legacy Dime and DCB, provide valuable resources to the Board.

Marcia Z. Hefter Age: 78 Director since: 1989
Ms. Hefter was appointed Lead Director of the Board of Directors effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. Ms. Hefter has been a director of the Company since 1989 and served as Legacy Bridge’s Board Chairperson since 2008. She is senior counsel in the law firm Esseks, Hefter, Angel, Di Talia & Pasca, LLP located in Riverhead, New York. Ms. Hefter’s background as a lawyer and long-standing service as a director provides the Board of Directors with a unique perspective and counsel in its oversight of the Company.

Rosemarie Chen Age: 55 Director since: 2021
Ms. Chen was appointed a director of the Company effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. She previously served as a director of Legacy Dime and DCB since 2017. Ms. Chen is currently the Global Financial Services Practice Leader at Willis Towers Watson, a global advisory, broker, and solutions company where she has advised companies on strategic human capital issues along with leading initiatives relating to Fintech since 2016. Prior to joining Willis Towers Watson, Ms. Chen held senior executive roles with Deloitte Consulting (Senior Manager - 2013 to 2016) and Aon Hewitt/McLagan Partners (Head of US Infrastructure Services and Support - 2003 to 2012). Ms. Chen’s more than 20 years of experience in working across human capital management and technology in support of aligning business strategies with talent solutions are valuable resources to the Board.

Michael P. Devine Age: 75 Director since: 2021
Mr. Devine was appointed a director of the Company effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. He previously served as a director of Legacy Dime since 1995, a director of DCB since 1980 and as Vice Chairman of the Boards of both Legacy Dime and DCB since 2014. Mr. Devine served as President of Legacy Dime and DCB from 1997 to his retirement in 2015, after serving as Chief Operating Officer of Legacy Dime from its inception in 1995 to 2014, and of DCB from 1989 to 2014. Mr. Devine’s in-depth knowledge of the banking industry and Legacy Dime, obtained from his lifelong career in the industry, make him qualified to serve on the Board.

Matthew A. Lindenbaum Age: 59 Director since: 2018
Mr. Lindenbaum is Principal, Managing Member and Portfolio Manager of Basswood Capital Management, LLC. He has been a director of the Company since 2018. Mr. Lindenbaum previously served as Vice Chairman of Community National Bank and was a director at Community National Bank from 2005 to 2015. He has also served as a director of Hudson Valley Holding Corp from 2014 to 2015. Mr. Lindenbaum is an experienced investor in community banks and his investor background and experience along with his service on the Boards of Directors of other community banks are considered valuable attributes for service on the Board.

Albert E. McCoy, Jr. Age: 58 Director since: 2008
Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and a partner in Blue Light Energy located in Bridgehampton, New York. He has been a director of the Company since 2008. As a local businessman, Mr. McCoy brings to the Board of Directors an extensive knowledge of local markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Raymond A. Nielsen Age: 71 Director since: 2013
Mr. Nielsen is a director of CVD Equipment Corp. and has been a director of the Company since 2013. He previously served as the Director of Finance for the Beechwood Organization and is the former Chief Executive Officer of Reliance Federal Savings Bank and Herald National Bank. Mr. Nielsen also served as a director of North Fork Bancorporation and its subsidiary, North Fork Bank, for 6 years where he chaired the Compensation and Audit Committees and also served as lead independent director. Mr. Nielsen’s extensive banking and real estate development experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Kevin M. O’Connor Age: 59 Director since: 2007
Mr. O’Connor, a Certified Public Accountant, is Chief Executive Officer of the Company. Prior to the merger between Legacy Bridge and Legacy Dime on February 1, 2021, Mr. O’Connor was President and Chief Executive Officer of Legacy Bridge. He joined Legacy Bridge in October 2007 as President and Chief Executive Officer Designee and director. In 2008, he became President and Chief Executive Officer. Prior to joining Legacy Bridge, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through 2007. Mr. O’Connor’s background and extensive banking experience provides a valuable resource to the Board of Directors.

Vincent F. Palagiano Age: 81 Director since: 2021
Mr. Palagiano was appointed a director of the Company effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. Mr. Palagiano previously served as Chairman of the Board of Legacy Dime since its formation in 1995 and of DCB since 1989. He served as Chief Executive Officer of both Legacy Dime and DCB from 1989 to his retirement in 2016. Prior to Mr. Palagiano’s appointment as Chief Executive Officer, he served as President of both Legacy Dime and DCB. Mr. Palagiano’s knowledge of Legacy Dime and its markets, obtained from his lifelong career with DCB, provides the Board of Directors with valuable insights.

Joseph J. Perry Age: 55 Director since: 2021
Mr. Perry was appointed a director of the Company effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. He previously served as a director of Legacy Dime and DCB since 2005. Mr. Perry is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Tax and Business Services Leader since 2006 and is a member of the Firm’s Executive Committee. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading “Big 5” accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants. Mr. Perry’s more than 30 years of tax and accounting experience in the financial services industry are valuable resources to the Board.

Kevin Stein Age: 60 Director since: 2021
Mr. Stein was appointed as a director of the Company effective with the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021. Mr. Stein is currently Chief Executive Officer of EJF Acquisition Corp. and a Senior Managing Director of EJF Capital LLC. Prior to joining EJF Capital, Mr. Stein was CEO of Resolution Analytica Corporation since co-founding the business in 2017. Mr. Stein was a Senior Managing Director of KCK-US, Inc., a family-controlled private equity firm from 2016 through 2017, Managing Director of Financial Institutions Investment Banking with Barclays from 2011 through 2016, and Partner and Head of Depository Investment Banking at FBR & Co. from 2004 through 2011. Prior to joining FBR & Co., Mr. Stein served as an executive of GreenPoint Financial Corporation, and prior thereto was an Associate Director of the Federal Deposit Insurance Corporation. Since February 2019, Mr. Stein is a member of the Board of Directors of Ocwen Financial Corporation. Mr. Stein’s more than 30 years of experience in finance and banking, and his banking regulatory knowledge, make him qualified to serve as a director.

Dennis A. Suskind Age: 79 Director since: 2002
Mr. Suskind is a retired General Partner of Goldman Sachs & Co. and has been a director of the Company since 2002. Mr. Suskind is a director of the Chicago Mercantile Exchange and serves as a member on its Audit, Nominating and Governance, and Executive Committees, and is Chairperson of its Risk Committee. His considerable experience in investment banking, capital markets, and his service on the Board of Directors of another publicly traded company are valuable assets to the Board of Directors.

It is intended that the proxies solicited on behalf of the Board of Directors will be voted at the Annual Meeting for the election of each of these nominees (other than proxies in which the vote is withheld as to any nominee). Each nominee has consented to being named in this Proxy Statement and to serve, if elected. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why a nominee would be unable to serve, if elected.
Information as to Nominees
The Board has determined that, except as to Mr. Mahon and Mr. O’Connor, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Mr. Mahon is not considered independent because he received a transaction bonus in connection with the completion of the merger between Legacy Bridge and Legacy Dime in 2021. Mr. O’Connor is not independent because he is an employee of the Company. In reaching independence determinations of other directors, the Board considered loans outstanding that were made on the same terms as available to others. See “Certain Relationships and Related Transactions,” below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

DIRECTOR NOMINATIONS
The Board of Directors has established a Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) for the selection of directors to be elected by the shareholders. Nominations of directors to the Board are recommended by the Corporate Governance Committee and determined by the full Board of Directors. The Board believes that it is appropriate to have the input of all directors with respect to the candidates to be considered for election to the Board by the shareholders. In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and its wholly-owned subsidiary, Dime Community Bank (the “Bank”), the communities in which we operate, and the needs of the Company with respect to Board membership.
The Company’s Bylaws, along with the Company’s Corporate Governance Committee Charter and Corporate Governance Guidelines which are available on the Company’s website www.dime.com, outline the director nomination process. For a period of 36 months (the “Specified Period”) following the closing of the merger between Legacy Bridge and Legacy Dime on February 1, 2021 (the “Merger”), the Board will consist of six Legacy Bridge directors, which are directors initially designated by Legacy Bridge and their successors as designated by Legacy Bridge, and six Legacy Dime directors, which are directors initially designated by Legacy Dime and their successors as designated by Legacy Dime. During the Specified Period, all responsibilities for the evaluation and nomination of directors to the Board are vested exclusively in (i) the Legacy Bridge directors of the Corporate Governance Committee with respect to Legacy Bridge directors, and (ii) the Legacy Dime directors of the Corporate Governance Committee with respect to Legacy Dime directors. During the Specified Period, vacancies resulting from the cessation of service by any Legacy Bridge director for any reason, or vacancies resulting from the cessation of service by any Legacy Dime director for any reason, shall be filled as selected by the Corporate Governance Committee in accordance with the immediately preceding sentence.
The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. The Corporate Governance Committee coordinates annual performance evaluations for the Board of Directors. All nominees for director currently serve on the Board. Subject to the preceding paragraph, if any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Corporate Governance Committee is authorized to retain search firm(s) to assist in the identification of candidates for director nominees. The Corporate Governance Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as directors and officers of the Company. Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees. The Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills, and expertise to make a significant contribution to the Board, and to the Company and its shareholders. The Corporate Governance Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company’s shareholders.
The charter of the Corporate Governance Committee provides that diversity, inclusive of gender, race, and ethnicity shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the Charter provides that the Corporate Governance Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board. There are currently two women on the Board of Directors and one person of color.
PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS
The Company’s Bylaws set forth the procedures for the submission of director nominees by shareholders. Shareholders can submit nominations for director by writing to our Corporate Secretary, Dime Community Bancshares, Inc., 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. As more fully set forth in the Company’s Bylaws, the submission must include the following information:
•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Board or is proposing business for the consideration by the shareholders of the Company;
•
The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•
The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s ownership should be provided);

•
A statement of the candidate’s business and educational experience, detailed information about any relationship or understanding between the proposing shareholder and the candidate, and a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	A statement detailing any relationship between the proposing shareholder, the candidate and any customer, supplier or competitor of the Company or its affiliates; and
•
A statement as to whether the shareholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

In order to be eligible for inclusion in the proxy materials for the Annual Meeting, shareholder nominations must comply with the proxy rules adopted under the Exchange Act. See “Shareholder Proposals Under SEC Rules” below.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
A shareholder of the Company who wants to communicate with the Board of Directors or with any individual director can write to the Corporate Secretary, Dime Community Bancshares, Inc., 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788.
The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Corporate Secretary shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.
CODE OF ETHICS
The Board has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.dime.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.
BOARD MEETINGS AND COMMITTEES
The following three standing committees facilitate and assist the Board in executing its responsibilities: the Audit Committee, the Compensation and Human Resources Committee (“Compensation Committee”) and the Corporate Governance Committee. The table below shows current membership for each of the standing Board committees.
Audit Committee	Compensation Committee	Corporate Governance Committee
Kevin Stein*	Rosemarie Chen*	Dennis A. Suskind*
Raymond A. Nielsen	Michael P. Devine	Michael P. Devine
Joseph J. Perry	Matthew A. Lindenbaum	Matthew A. Lindenbaum
Dennis A. Suskind	Albert E. McCoy, Jr.	Kevin Stein
*	Committee Chairperson
In addition, the Company has a Compliance Risk, a Credit Risk, an Enterprise Risk and a Strategic Planning Committee. All of the Committees of the Board are comprised solely of independent directors.

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank generally hold ten regular meetings during the course of a year, but will meet more often as may be necessary. The Board of Directors of the Company and the Bank met 16 times during 2021. No director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2021, including Board and Committee meetings of the Bank and the Company.
BOARD LEADERSHIP AND RISK OVERSIGHT
Board Leadership Structure
The Executive Chairman of the Company is Kenneth J. Mahon, former director and Chief Executive Officer of Legacy Dime, and the Lead Director of the Company is Marcia Z. Hefter, who was the Chairperson of the Board of Directors of Legacy Bridge. The Executive Chairman provides overall leadership to enhance the effectiveness and performance of the Board of Directors and acts as the primary spokesperson for the Board of Directors and, among other things, confers with the Chief Executive Officer on reviewing and developing strategic initiatives for the Company and on succession planning and key hiring and firing decisions. The Lead Director must qualify as an independent director under Nasdaq exchange rules. The Lead Director chairs any meeting of independent directors in executive session and, among other things, serves as a liaison between the Executive Chairman and the other independent directors and consults with the Executive Chairman on matters pertinent to the Board.
The Company believes that the current separation of the Executive Chairman and Chief Executive Officer roles, along with an independent Lead Director, is good governance policy and enhances Board independence and oversight.
The Role of the Board in Risk Oversight
In the ordinary course of business, the Company faces various strategic, operating, compliance, reputational, technological and financial risks. Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its Committees, is responsible for the oversight of risk management. In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Enterprise Risk and Audit Committees assist the Board of Directors in its oversight of the Company’s corporate-wide risk management and in identifying, measuring, monitoring, and managing risks, and as to the Audit Committee in particular, material financial risks. The Company’s Enterprise Risk Committee receives regular reports from the Compliance Risk and Credit Risk Committees of the Board.
The Compliance Risk Committee of the Board assists the Board in fulfilling its compliance oversight responsibilities regarding consumer protection and fair lending, the Community Reinvestment Act, and BSA/AML compliance by, among other things, approving and reviewing the effectiveness of the Bank’s compliance management system and overseeing the assessment and monitoring of the risks associated with the Bank’s consumer compliance and BSA/AML activities. The Credit Risk Committee of the Board assists the Board in fulfilling its credit risk management functions by, among other things, setting acceptable levels of credit risk and reviewing the effectiveness of management’s administration and monitoring of credit risk. The Strategic Planning Committee of the Board assists the Board in its oversight of the capital planning of the Company, which includes the operating expense budget and key business plan objectives. In addition, management has established management ALCO, Compensation and Benefits, Credit Risk, Enterprise Risk, Loan Approval, Regulatory Compliance Risk, Strategic Planning, and Technology committees to provide regular reports as to the actions taken by management to adequately address those risks.
THE AUDIT COMMITTEE
Effective with the closing of the Merger on February 1, 2021, the Audit Committee consists of Directors Stein (Chairperson), Nielsen, Perry and Suskind. For one month prior to the Merger, the Audit Committee was comprised of Messrs. Santoro (Chairperson), Massoud, Nielsen, Rubin, and Suskind. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:
•	Retain, oversee and evaluate the independent registered public accounting firm to audit the annual consolidated financial statements of the Company;
•	In consultation with the independent registered public accounting firm and the internal audit function, review the integrity of the Company’s financial reporting processes, both internal and external;
•
Review the annual audited consolidated financial statements, quarterly financial statements and the independent registered public accounting firm’s report with management and the independent registered public accounting firm and recommend inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10-K;

•
Review and discuss with the independent registered public accounting firm all significant relationships the independent registered public accounting firm has with the Company to determine and assess independence, qualification and performance;

•
Review the internal audit function of the Company and the annual audit plan and ensure that the internal audit function adheres to the Institute of Internal Audit’s International Professions Practice Framework;

•	Approve all engagements for audit and non-audit services by the independent registered public accounting firm; and
•	Review the adequacy of the Audit Committee charter.
The Audit Committee met five times during 2021. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Directors Stein, Nielsen, and Perry are “Audit Committee Financial Experts” as that term is used in the rules and regulations of the SEC.
AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s website, www.dime.com.
Management is responsible for the preparation of the Company’s consolidated financial statements and their assessment of the design and effectiveness of the Company’s internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.
In discharging its responsibilities, the Audit Committee has:
•	Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the year ended December 31, 2021;
•	Reviewed and discussed with the Independent Registered Public Accounting Firm all matters required to be discussed under the applicable requirements of the PCAOB; and
•
Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the SEC. In addition, the Audit Committee selected Crowe LLP to be the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2022, subject to the ratification of this appointment by the shareholders.
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
The foregoing report has been furnished by Audit Committee members:
Kevin Stein, Chairperson
Raymond A. Nielsen
Joseph J. Perry
Dennis A. Suskind
THE COMPENSATION COMMITTEE
The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibilities relating to the compensation and benefits provided to the Company’s executive management and to review, administer, evaluate and recommend the benefit plans and overall compensation for the Company. The Compensation Committee met nine times during 2021. Effective with the closing of the Merger on February 1, 2021, the Compensation Committee consists of Directors Chen (Chairperson), Devine, Lindenbaum and McCoy Jr. For one month prior to the Merger, the Compensation Committee was comprised of Messrs. Arturi

(Chairperson), McCoy, Jr., Nielsen, Lindenbaum and Ms. Hefter. Each member of the Compensation Committee is considered independent as defined in the Nasdaq corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.dime.com.
The Compensation Committee’s responsibilities include, among other duties, the responsibility to:
•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;
•
Review, evaluate and recommend Company objectives relevant to the compensation of the Chief Executive Officer (“CEO”); review and evaluate CEO performance relative to established goals; and review, evaluate and determine (or recommend to the Board of Directors), the CEO’s compensation and employment agreement, including any change of control and indemnification provisions;

•
Review, evaluate and recommend Company objectives relevant to the compensation of the Company’s other executive officers; review and evaluate such officers’ performance relative to established goals; and review, evaluate and determine such officers’ compensation and employment agreements, including any change of control and indemnification provisions;

•
Review, evaluate and recommend, in consultation with the Corporate Governance and Nominating Committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board;

•	Administer the Company’s stock benefit plans; and
•	Review and oversee incentive compensation arrangements of the Bank to ensure they are balanced relative to incentives and risk objectives.
Compensation recommendations for the CEO, President and Chief Operating Officer (“President”), Chief Financial Officer (“CFO”), Chief Lending Officer (“CLO”), and General Counsel are made by the Compensation Committee. Decisions regarding compensation, including non-equity compensation, for the other officers are made under the authority of the Company’s CEO. The Compensation Committee has engaged McLagan, part of the Human Capital Solutions division at Aon p/c (“McLagan”), an outside and independent national compensation consulting firm, to assist in the annual review of its incentive compensation arrangements for the NEOs and all other employee groups of the Bank and to provide recommendations on the amount and form of director compensation. McLagan also assisted the Compensation Committee of Legacy Bridge in its Merger-related compensation actions, as described below under “Executive Compensation.” The fees paid to McLagan for their services in 2021 totaled $195,570.
The Compensation Committee considered the independence of McLagan, in light of SEC rules and Nasdaq listing standards. The Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Committee; (5) any company stock owned by the consultants; and (6) any business or personal relationships between our executive officers and the consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest and that McLagan has served as an independent compensation consultant.
At the request of the Compensation Committee, Compensation Committee meetings are regularly attended by the CEO and President. At each meeting, the Compensation Committee meets in executive session, which excludes executive management. The Compensation Committee’s Chairperson reports the Committee’s recommendations on executive compensation to the Board.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee, or former members who served during 2021, is, or was, an officer of the Company. During the year ended December 31, 2021, the Company had no “interlocking” relationships in which any executive officer of the Company is a member of the board of directors or compensation committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee.
THE CORPORATE GOVERNANCE COMMITTEE
The Corporate Governance Committee is appointed by the Board of Directors to assist the Board in developing corporate governance principles applicable to the Company and to recommend nominees for directorships and committee memberships to the Board. The Corporate Governance Committee met four times during 2021. Effective with the closing of the Merger on February 1, 2021, the Corporate Governance Committee consists of Directors Suskind (Chairperson), Devine, Lindenbaum and Stein. For one month prior to the Merger, the Governance Committee was comprised of Messrs. Suskind (Chairperson), Massoud, Nielsen, Lindenbaum, and Santoro. Each member is considered independent as defined in the Nasdaq corporate governance listing standards. The Board has adopted a charter for the Corporate Governance Committee, which is available on the Company’s website, www.dime.com.
The Corporate Governance Committee’s responsibilities include, among other duties, the responsibility to:
•	Review the size and composition of the Board from time to time and make recommendations to the Board regarding such assessments;
•	Develop, adopt and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board;
•	Recommend to the Board nominees to stand for election by the shareholders at the annual meeting;
•	Review status and independence of a director if there is change in such director’s employment or third-party responsibilities;
•
Review Board committees and recommend to the Board the number, identity and responsibilities of Board committees and the Chairperson of such committees, as well as the directors designated to serve as members of such committees; and

•	Review and approve all related-party transactions, including transactions between the Company and a related person as defined in Item 404 of Regulation S-K.
DIRECTOR COMPENSATION
Compensation Paid to Board Members
As of the effective time of the Merger, former Legacy Bridge directors Emanuel Arturi, Charles I. Massoud, Daniel Rubin, Rudolph J. Santoro, Thomas J. Tobin and Christian C. Yegen resigned from the Board of Directors of the Company, and former Legacy Dime directors Rosemarie Chen, Michael P. Devine, Kenneth J. Mahon, Vincent F. Palagiano, Joseph J. Perry and Kevin Stein (the “Legacy Dime Directors”) were appointed as directors of the Company. Accordingly, the Board of Directors of the Company is comprised of former Legacy Bridge directors Marcia Z. Hefter, Matthew A. Lindenbaum, Albert E. McCoy, Jr., Raymond A. Nielsen, Kevin M. O’Connor, Dennis A. Suskind and the Legacy Dime Directors.
All members of the Board of Directors of the Company also serve on the Board of the Bank. For the period from February 1, 2021 to December 31, 2021, each outside (non-employee) director received an annual retainer fee of $130,000. The Executive Chairman of the Board of Directors received an additional annual retainer of $60,000 and the Lead Director of the Board of Directors received an additional annual retainer of $25,000. The Chairpersons of the Audit, Compensation, and Enterprise Risk Committees received an annual committee chair retainer of $25,000 and the Chairpersons of the Compliance Risk, Corporate Governance, and Credit Risk Committees received an annual committee chair retainer of $15,000. All retainers are paid 55% in cash and 45% in Common Stock. For one month prior to the completion of the Merger, directors of Legacy Bridge were compensated $1,200 for the January 2021 Board meeting and members of the Legacy Bridge Board Committees were compensated $1,000 per meeting attended. See “Director Summary Compensation Table” below.
Directors’ Stock Purchase Program
The Company maintains the Dime Community Bancshares, Inc. Directors’ Stock Purchase Plan (the “DSPP”). The DSPP permits outside directors to receive, in the form of Common Stock, all or any portion of Board, Committee Chair or Lead Director retainers that are otherwise payable in cash. Any election must be made during a period when open market trading is permitted and can only be changed or revoked during a similar period. All elections and changes are subject to Compensation Committee or Board approval. Elections are limited to a specific calendar year, and, therefore, must be renewed and approved by the Compensation Committee or Board each year. Under the DSPP, cash compensation is converted into shares of Common Stock based on the closing price of the Common Stock on the Nasdaq Stock Market on the date on which the cash compensation would otherwise be paid. Ms. Chen and Messrs. Perry and Stein participated in the DSPP during the year ended December 31, 2021.
Directors’ Deferred Compensation Plan
Legacy Bridge maintained the Directors’ Deferred Compensation Plan, which was a nonqualified deferred compensation plan that allowed a director to defer his or her annual retainer earned from May 1 to April 30 and to have such amounts invested in restricted stock units. The Directors’ Deferred Compensation Plan terminated and the covered participants were paid their account balances as of the closing of the Merger.

Director Summary Compensation Table
The following table sets forth information pertaining to the compensation paid to non-employee directors for the fiscal year ended December 31, 2021:
Name(1)	Fees Earned or Paid in Cash	Stock Awards	Total
Kenneth J. Mahon(2)	$95,792	$78,370(6)	$174,162
Marcia Z. Hefter	$88,908	$70,107(3)	$159,015
Rosemarie Chen(2)	$78,146	$63,916(7)	$142,062
Michael P. Devine(2)	$65,542	$53,609(5)	$119,151
Matthew A. Lindenbaum	$67,742	$53,609(5)	$121,351
Albert E. McCoy, Jr.	$76,304	$59,800(4)	$136,104
Raymond A. Nielsen	$78,304	$59,800(4)	$138,104
Vincent F. Palagiano(2)	$65,542	$53,609(5)	$119,151
Joseph J. Perry(2)	$78,146	$63,916(7)	$142,062
Kevin Stein(2)	$78,146	$63,916(7)	$142,062
Dennis A. Suskind	$75,304	$59,800(4)	$135,104
Emanuel Arturi(8)	$3,200	—	$3,200
Charles I. Massoud(8)	$3,200	—	$3,200
Daniel Rubin(8)	$4,200	—	$4,200
Rudolph J. Santoro(8)	$3,200	—	$3,200
Thomas J. Tobin(8)	$3,200	—	$3,200
Christian C. Yegen(8)	$3,200	—	$3,200
(1)	Kevin M. O’Connor, the Company’s CEO, is not included in this table as he is a Named Executive Officer of the Company and did not receive additional compensation as a director.
(2)	Commenced services as a director as of February 1, 2021
(3)	Value of 2,333 shares of restricted stock awarded on April 1, 2021
(4)	Value of 1,990 shares of restricted stock awarded on April 1, 2021
(5)	Value of 1,784 shares of restricted stock awarded on April 1, 2021
(6)	Value of 2,608 shares of restricted stock awarded on April 1, 2021
(7)	Value of 2,127 shares of restricted stock awarded on April 1, 2021
(8)	Ceased services as a director as of February 1, 2021

Governance and Social Highlights
The Company is committed to strong corporate governance and social responsibility. We believe that this commitment is essential to the success of the Company and promotes the interests of all of the Company’s stakeholders, such as its shareholders, employees, customers and community. The table below highlights various ways the Company and the Bank invests in corporate governance and social responsibility.
GOVERNANCE AND SOCIAL HIGHLIGHTS
Diversity and Inclusion	•	2 of 12 directors are women
	•	1 director is a person of color
	•	The Bank formed employee affinity groups, such as the Women’s Affinity Group, to promote diversity and inclusion in the workforce
Board of Directors	•	The Board has designated an independent Lead Director
	•	Separation of Executive Chairman and CEO roles to enhance Board independence and oversight
	•	Standing Committees are comprised of independent directors
	•	The Company maintains a non-classified Board (annual election of directors)
	•	The Board conducts an annual Board self-evaluation to assess its effectiveness
Community Impact	•	Conducted 58 Financial Literacy, Small Business and Home Ownership seminars in 2021
	•	Over 150 employees volunteered to distribute food at 21 events after the onset of COVID-19
	•	Bank officers served on the boards of 33 organizations engaged in community development, ranging from affordable housing and small business development to social services
	•	Charitable contributions of $2 million in 2021, including $850,000 directly to small businesses impacted by COVID-19
•
Purchased $70 million of investments, primarily in mortgage-backed securities, where the underlying collateral is affordable housing properties. These investments help spur affordable housing and economic development

	•	Originated $398 million of Community Development loans in 2021, including $38 million in loans to 22 non-profits
•
Through the Record Date, Legacy Bridge and Legacy Dime originated over 9,500 SBA Paycheck Protection Program loans with an original principal balance of approximately $1.9 billion, becoming the leading provider of PPP loans among community banks in our footprint

	•	Became the second leading SBA 504 lender in our trade area, including money-center banks
	•	The Bank supported the NY Forward Loan Program to help New York State small businesses, non-profits, and landlords access flexible loan capital to help reopen after the COVID-19 outbreak
	•	The Bank is a founding member of the Long Island Racial Equity Funders Collaborative, a collaboration of funders working to support Black-led non-profits on Long Island to promote racial equality
Investment in Green Initiatives	•
The Bank purchased a $4 million green bond, the proceeds of which will be used to finance or refinance existing and future projects that facilitate the transition to a low carbon economy in the United States

Business Conduct	•	The Company maintains a Code of Ethics which sets forth ethical guidelines and professional conduct to be followed by employees and directors
	•	The Company maintains a Business integrity hotline for anonymous reporting of violations of the Code of Ethics
	•	The Company maintains Corporate Governance Guidelines which sets forth the Company’s corporate governance standards
Work Environment	•	Continuous employee training and mentoring on appropriate workplace conduct to foster a collaborative and inclusive culture
Privacy and Data Security	•	Robust data security environment policies and procedures to maintain and protect the privacy and confidentiality of customer data
COVID -19 Response	•
The Company monitors and addresses the evolving COVID-19 pandemic by ensuring we implement measures to maintain the safety of employees and customers, for example, by maintaining a hybrid work environment, providing N95 masks to employees, COVID leave, and installation of physical enhancements to our facilities

Board Diversity
Although the Board does not have a specific diversity policy, it recognizes that diverse representation on the Board serves to improve dialogue, decision-making, and culture in the boardroom. In recent years, our Corporate Governance Committee has focused on advancing continued diversity on the Board during refreshment activities by requiring that candidate pools include diverse individuals, including women and people of color, who meet the recruitment criteria. From the candidate pools, our Corporate Governance Committee will select our director candidates based on their qualifications and attributes as set forth above under, “Director Nominations.” Our director nominees include two women, or 17% of our Board, and a nominee identifying as more than one race.
Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	12
	Female	Male	Non-Binary	Did not Disclose Gender
Number of directors based on gender identity	2	10	—	—
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	10	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Did not Disclose Demographic Background	—

EXECUTIVE OFFICERS
The following individuals are executive officers of the Company and/or the Bank, holding the offices set forth opposite their names as of the Record Date:
Name	Position Held
Kevin M. O’Connor	Chief Executive Officer
Stuart H. Lubow	President and Chief Operating Officer
Conrad J. Gunther	SEVP and Chief Lending Officer
Avinash Reddy	SEVP and Chief Financial Officer
Michael Fegan	EVP and Chief Technology & Operations Officer
James J. Manseau	EVP and Chief Banking Officer
Christopher Porzelt	EVP and Chief Risk Officer
Kevin L. Santacroce	EVP and Deputy Chief Lending Officer
Patricia M. Schaubeck	EVP and General Counsel
Austin Stonitsch	EVP and Chief Human Resources Officer
Brian Teplitz	EVP and Chief Credit Officer
Julie Levy	EVP and Chief Marketing Officer
Leslie Veluswamy	SVP and Chief Accounting Officer
The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.
Biographical information of the executive officers who are not directors of the Company or Bank is set forth below.
Stuart H. Lubow, age 64
President and Chief Operating Officer of the Company and the Bank
Prior to the Merger on February 1, 2021, Mr. Lubow served as President of Legacy Dime and DCB. Prior to joining Legacy Dime and DCB in 2017, Lubow was a founder, Chairman, President, and Chief Executive Officer of Community National Bank from its inception in 2005 until its sale to the Bank in June 2015. Prior to that, Mr. Lubow was founder, President, and Chief Executive Officer of Community State Bank, Executive Vice President and Chief Operating Officer of Garden State Bank, and Chief Operating Officer at Dollar Dry Dock Bank. Prior to Dollar Dry Dock Bank. Mr. Lubow held senior positions at various regional banks.
Conrad J. Gunther, age 75
Senior Executive Vice President and Chief Lending Officer of the Company and the Bank
Prior to the Merger on February 1, 2021, Mr. Gunther served as Executive Vice President and Chief Lending Officer of Legacy Dime and DCB. Prior to joining Legacy Dime and DCB in 2017, Mr. Gunther served as Executive Vice President and Chief Lending Officer of First Central Savings Bank from 2015 to 2016 and First Executive Vice President and Chief Lending Officer of Community National Bank from 2008 to 2015. Prior to his association with Community National Bank, Mr. Gunther held senior positions at various Long Island financial institutions.
Avinash Reddy, age 37
Senior Executive Vice President and Chief Financial Officer of the Company and the Bank
Prior to the Merger on February 1, 2021, Mr. Reddy served as Executive Vice President and Chief Financial Officer of Legacy Dime and DCB. Prior to joining Legacy Dime and DCB in 2017, Mr. Reddy held several investment banking roles with firms including Evercore Partners, from 2011 to 2014, Barclays Capital, from 2008 to 2011 and Lehman Brothers, from 2005 to 2008.

Michael Fegan, age 55
Executive Vice President and Chief Technology and Operations Officer of the Bank
Prior to the Merger on February 1, 2021, Mr. Fegan served as the Chief Technology Officer of Legacy Dime and DCB. Prior to joining Legacy Dime and DCB in 2019, Mr. Fegan served as the Chief Information and Operations Officer of Investors Bank and prior thereto was Chief Operations and Technology Officer at Bank Leumi. He also served as Chief Information Officer and Head of Bank Operations for Suffolk County National Bank. Earlier in his career, Mr. Fegan held management positions at various financial institutions.
Julie Levy, age 58
Executive Vice President and Chief Marketing Officer of the Bank
Prior to the Merger on February 1, 2021, Ms. Levy was Senior Vice President and Chief Marketing Officer at Legacy Bridge. Prior to joining Legacy Bridge in 2019, Ms. Levy was the Retail Strategist at People’s United Bank in Bridgeport, CT. Ms. Levy’s earlier career included senior executive positions at Citibank’s Credit Card division over the course of 20 years.
James J. Manseau, age 58
Executive Vice President and Chief Banking Officer of the Bank
Prior to the Merger on February 1, 2021, Mr. Manseau served as Executive Vice President and Chief Retail Banking Officer of Legacy Bridge. Mr. Manseau joined Legacy Bridge and the Bank in March 2008 as Senior Vice President and Chief Retail Banking Officer. Prior thereto, Mr. Manseau served as Divisional Senior Vice President with North Fork Bancorporation, Inc. and Capital One.
Christopher Porzelt, age 55
Executive Vice President and Chief Risk Officer of the Company and the Bank
Prior to the Merger on February 1, 2021, Mr. Porzelt, a Certified Public Accountant, served as Chief Risk Officer of Legacy Dime and DCB. Upon completion of the Merger, Mr. Porzelt was appointed EVP and Deputy Chief Risk Officer of the Company and the Bank. Prior to joining Legacy Dime, Mr. Porzelt was a Managing Director of the Consulting Services Group at EisnerAmper LLP, and before joining EisnerAmper, Mr. Porzelt was associated with American International Group and was an Audit Partner at Deloitte and at Arthur Andersen.
Kevin L. Santacroce, age 53
Executive Vice President and Deputy Chief Lending Officer of the Bank
Prior to the Merger on February 1, 2021, Mr. Santacroce served as Executive Vice President and Chief Lending Officer of Legacy Bridge. Mr. Santacroce joined Legacy Bridge in March 1997 and was named Senior Vice President and Chief Lending Officer in 2004.
Patricia M. Schaubeck, age 61
Executive Vice President and General Counsel of the Company and the Bank
Prior to the Merger on February 1, 2021, Ms. Schaubeck, an attorney admitted to practice in New York, served as Executive Vice President and General Counsel of Legacy Dime and DCB since March 2018. Prior thereto, Ms. Schaubeck served as General Counsel to Sun Bancorp and its wholly-owned subsidiary, Sun National Bank, in New Jersey from September 2014 to January 2018 and General Counsel to Suffolk Bancorp and its wholly-owned subsidiary, Suffolk County National Bank, fro 2012 to 2014. Previously, Ms. Schaubeck served as General Counsel to various Long Island community banks and was associated with various New York City and Long Island, New York law firms where she represented financial institutions and real estate clients.
Austin Stonitsch, age 66
Executive Vice President and Chief Human Resources Officer of the Bank
Prior to the Merger on February 1, 2021, Mr. Stonitsch served as Chief Talent Officer of Legacy Bridge. Prior to joining Legacy Bridge in November 2016 Mr. Stonitsch held various senior Human Resource roles at Alma Bank, IDB Bank and JP Morgan Chase.
Brian Teplitz, age 64
Executive Vice President and Chief Credit Officer of the Bank
Prior to the Merger on February 1, 2021, Mr. Teplitz served as Chief Credit Officer at Legacy Bridge. Prior to joining Legacy Bridge in 2020, Mr. Teplitz served as Senior Credit Officer at Bank United from 2017 to 2020. Prior thereto, he spent 13 years with Capital One and Northfork Bank as a Senior Credit Officer. Mr. Teplitz began his career at Citibank where he spent 22 years in various functions including Divisional Controller, Relationship Management, Head of Underwriting, and Director of Loan Workout, North America.

Leslie S. Veluswamy, age 37
Senior Vice President and Chief Accounting Officer of the Company and the Bank
Prior to the Merger on February 1, 2021, Ms. Veluswamy, a Certified Public Accountant, was Senior Vice President and Chief Accounting Officer of Legacy Dime and DCB. Prior to joining Legacy Dime and DCB in 2016, Ms. Veluswamy was Assistant Controller with the insurance brokerage company, Crystal and Company from 2014 to 2016, and, from 2008 to 2014, Ms. Veluswamy was an auditor with the public accounting firm of Crowe LLP, where her last position was as Manager.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation
This compensation discussion & analysis (the “CD&A”) describes our executive compensation program and explains how the Compensation Committee made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) listed below for fiscal year 2021.
Name	Title
Kevin M. O’Connor	Chief Executive Officer (“CEO”)
Stuart H. Lubow	President and Chief Operating Officer (“President”)
Avinash Reddy	Senior Executive Vice President and Chief Financial Officer (“CFO”)
Conrad J. Gunther	Senior Executive Vice President and Chief Lending Officer (“CLO”)
Patricia M. Schaubeck	Executive Vice President and General Counsel
On February 1, 2021, Bridge Bancorp, Inc. (“Legacy Bridge”) and Dime Community Bancshares, Inc. (“Legacy Dime”) closed on the merger of equals between the respective companies, with Legacy Bridge as the surviving legal entity and its name changed to Dime Community Bancshares, Inc. (the “Merger”). The initial senior executive officers of the Company were (i) Mr. O’Connor as CEO, (ii) Mr. Lubow as President, (iii) Mr. Reddy as CFO, (iv) Mr. Gunther as CLO, and (v) John M. McCaffery, Senior Executive Vice President and Chief Risk Officer of the Company. On June 14, 2021 Mr. McCaffery’s employment with the Company terminated without Cause (as that term was defined in Mr. McCaffery’s Employment Agreement and Retention and Award Agreement, both dated October 16, 2020). The Company and Mr. McCaffery entered into an Agreement and General Release pursuant to which the Company made payment to Mr. Caffery in full satisfaction of the Company’s obligations under the Employment Agreement and the Retention and Award Agreement, as more fully described under the table, “Potential Payments Upon Termination or Change in Control,” below. Subsequent to Mr. McCaffery’s termination, Christopher Porzelt was appointed as Executive Vice President and Chief Risk Officer of the Company. He previously served as Executive Vice President and Deputy Chief Risk Officer of the Company.
Prior to the Merger, Howard H. Nolan served as the Chief Operating Officer and Corporate Secretary of Legacy Bridge. As of the date of the Merger, Mr. Nolan’s employment agreement with Bridge was cancelled pursuant to the terms of a Settlement and Release Agreement, as more fully described under the table, “Potential Payments Upon Termination or Change in Control,” below. Mr. Nolan provided consulting services to the Company from February 2, 2021 to June 30, 2021 pursuant to a Non-Competition and Consulting Agreement, as more fully described under the table, “Potential Payments Upon Termination or Change in Control,” below.
Company Performance
A significant milestone for the Company in 2021 was the closing of the Merger. The Merger created the opportunity to build an institution on complementary strengths and accelerate shareholder value. The Company was able to realize these opportunities in 2021 as evidenced by the following:
(1)
Non-Interest-Bearing Deposits. In 2021, we experienced exceptional growth in non-interest-bearing deposits. Non-interest-bearing deposits increased by approximately $967 million since the closing of the Merger and represented 37.5% of total deposits at December 31, 2021.

(2)	Cost of Funds. We proactively managed the Bank’s cost of funds lower over the course of the year. The cost of deposits declined to 0.11% by the fourth quarter of 2021.
(3)
Small Business Administration Paycheck Protection Loans (“PPP Loans”). The Bank continued to be the leading community bank provider of PPP Loans on Greater Long Island. We originated over $580 million of PPP Loans in 2021.

(4)	Systems conversion. The Company successfully completed its Merger-related core systems integration on time without any customer disruption.

(5)
Efficiency Ratio. The Company maintained its strong focus on expense discipline and operated at a core efficiency ratio of 48% for fiscal 2021, compared to the announced 50% benchmark at the close of the Merger.

(6)
Asset Quality. The Company’s asset quality metrics remained stable on a year-over year basis. Nonperforming assets and loans 90 days or more past due on accrual status represented only 0.36% of total assets at year-end 2021 and the ratio of net charge-offs to average loans for 2021 was only 0.10%.

(7)	Commercial Real Estate (“CRE”) Concentration Ratio. The consolidated Company CRE concentration ratio declined to 519% at year-end 2021 versus 554% at year-end 2020.
(8)	Shareholder Return. The Company returned approximately 95% of reported net income generated in 2021 to shareholders, via a combination of common stock dividends and share repurchases.
Key Compensation Decisions in 2021 – Executive Summary
Compensation for 2021 was initially reviewed and discussed by the Compensation Committee of each of Legacy Bridge and Legacy Dime in conjunction with the Merger. Each Compensation Committee reviewed proposed terms of employment to be agreed upon with the NEOs, including new salary and incentive compensation opportunities, as well as certain transaction related compensation, including transaction bonuses, retention bonuses and one-time equity grants. These arrangements were compared to similar merger of equals transactions and a peer group analysis was provided by Legacy Bridge’s Compensation Committee’s independent compensation consultant, McLagan, part of the Human Capital Solutions division of Aon plc (“McLagan”). Based on the comparison to similar merger of equals transactions and McLagan’s peer group analysis, the following compensation decisions were made by the Company in 2021, which are explained in more detail below.
Base Salaries
Base salaries were set in conjunction with the Merger and were maintained at those levels through 2021.
Employment and Change in Control Agreements
In conjunction with the Merger, new employment agreements were entered into with Messrs. O’Connor, Lubow, Reddy, Gunther and McCaffery. In addition, the Company entered into a retention and award agreement with each NEO and Messrs, McCaffery and Nolan, which provided for transaction and retention awards comprised of cash and equity, effective with the closing of the Merger, as described in more detail below under “Merger-Related Compensation.” The Company also entered into defense of tax position agreements with Messrs. O’Connor, Lubow, Reddy, Gunther and McCaffery. The agreements with the NEOs are described in more detail below under the heading, “Employment Agreements.”
In May 2021, the Company amended the Employment Agreements of Messrs. O’Connor, Lubow, Reddy and Gunther to delete the provision requiring the offset, in the event of a change in control occurring within twenty-four months of the Merger, of the value of the one-time equity grant granted to these executives in connection with the Merger. In addition, Ms. Schaubeck’s pre-existing change in control employment agreement was amended to provide that in the event of an involuntary termination under a Change in Control of the Company (as defined in the change in control employment agreement), Ms. Schaubeck would receive three times her compensation. The change in control employment agreement previously provided for the payment of two times compensation. Ms. Schaubeck’s agreement is described in more detail below under the heading, “Employment Agreements.”
In December 2021, Mr. Lubow’s Employment Agreement was further amended to increase his annual equity grant opportunity from 50% to 65% of base salary, commencing with the 2022 annual equity grant, and to increase his annual cash bonus opportunity from 65% to 100% of base salary, commencing with the annual cash bonus opportunity for the year beginning January 1, 2021. The increased award opportunities were made to better reflect Mr. Lubow’s efforts in the integration of the merged banks and his significant contribution to the positive results of the merged Company. The Compensation Committee acknowledged Mr. Lubow’s key responsibilities for the day-to-day operations of the Company. Further, the Compensation Committee viewed Mr. Lubow as having responsibilities that significantly contribute to the current and expected future success of the Company.
2021 Annual (Cash) Incentive Plan (“2021 AIP”)
In March 2022, the NEOs were paid annual cash incentives under the 2021 AIP for 2021 performance. As more fully discussed below under “2021 AIP,” each of the NEOs were paid 149% of the corporate performance goals under the 2021 AIP and 120% of the discretionary portion of the 2021 AIP.
2021 Long-Term (Equity) Incentive Plan (“2021 LTIP”)
Prior to the Merger, consistent with Legacy Bridge past practice, in January 2021, Messrs. O’Connor and McCaffery were granted restricted stock awards under Legacy Bridge’s 2021 Long Term Stock Incentive Program. The shares vest ratably over four years. In

July 2021, the Compensation Committee awarded restricted stock to the NEOs under the 2021 LTIP and, except for Mr. O’Connor, were comprised of 60% performance-based awards and 40% time-vested awards. Mr. O’Connor’s July 2021 restricted stock award under the 2021 LTIP was reduced by the time-based restricted stock award granted to Mr. O’Connor in January 2021. Further, Mr. O’Connor’s award was comprised 100% of performance-based awards to better align the composition of his total 2021 long-term incentive award between time-vested and performance-based awards as provided under the 2021 LTIP. Long-term incentive awards are described in more detail below under the heading, “2021 LTIP.”
Retirement Benefits
In October 2021 the Company adopted a supplemental executive retirement plan (“SERP”). The SERP is intended to make participants in the SERP whole for the amounts that would have been contributed to the BNB Bank Pension Plan (the “Pension Plan”) and the Dime Community Bank 401(k) plan (the “401(k) Plan”) but for limits imposed by the Internal Revenue Code of 1986. Participation in the SERP commenced on October 1, 2021. Messrs. O’Connor and Lubow participate in the defined benefit portion and 401(k) portion of the SERP. Messrs. Reddy and Gunther and Ms. Schaubeck participate in the 401(k) SERP. Messrs. O’Connor’s, Lubow’s, Reddy’s and Gunther’s Employment Agreements provide that the executive shall be entitled to participate in benefits plans sponsored by the Company, including, without limitation, a supplemental executive retirement plan to the extent such plan is being provided to similarly situated executives in the Company. The SERP is discussed in more detail below under the heading, “Perquisites and Other Personal Benefits.”
Merger-Related Compensation
In conjunction with the Merger, the Company entered into retention and award agreements with each of the NEOs, as described in more detail below under the heading, “Employment Agreements.” The retention and award agreements provide for (i) a cash transaction bonus, which was paid in the first payroll period following the closing date of the Merger, (ii) a retention bonus, half of which was paid in cash on the one-year anniversary of the closing date of the Merger and half of which was a restricted stock retention award which cliff vested on the one-year anniversary of the closing date of the Merger, and (iii) a one-time equity grant of restricted stock which will vest in equal annual installments on the second, third, and fourth anniversary of the closing date of the Merger.
In connection with the Merger, the Compensation Committees of Legacy Bridge and Legacy Dime reviewed the proposed terms of employment to be agreed upon with certain executive officers (Messrs. O’Connor, Lubow, McCaffery, Reddy and Gunther), including new salary and incentive compensation opportunities, as well as certain transaction related compensation, including transaction bonuses, retention bonuses, and one-time equity grants, for approval by Board of Directors of Legacy Bridge. The major objective for the terms of employment was to retain these senior executives in the merged entity as they were key to the successful integration and performance of the resulting entity from the Merger. The importance of the retention of executive management was heightened as the Merger was being negotiated and likely to close during the COVID-19 pandemic. Further, the resultant entity of the Merger would exceed $10 billion in assets, crossing the threshold for enhanced regulatory scrutiny whereby executive leadership would be even more critical. The Compensation Committees acknowledged that management strength is particularly important in a merger of equals transaction and the goal in setting compensation for these key executives was to provide them with comprehensive, fair and reasonable compensation arrangements. These arrangements were compared to similar merger of equals transactions and a peer group analysis was provided by the Legacy Bridge Compensation Committee’s independent compensation consultant, McLagan. McLagan concluded that the proposed compensation was reasonable and appropriate as compared to market, based upon market data and the asset size of the combined entity.
Shareholder Vote
At the Company’s 2021 annual shareholders’ meeting, we received strong support for our executive compensation programs with 93.8% of the votes by shareholders cast in favor of a non-binding resolution to approve NEO compensation. The Company considered the shareholder advisory vote from the most recent annual meeting to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. As a result, the Compensation Committee retained its overall approach to executive compensation which was revised as a result of the Merger as discussed herein. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.
Compensation Philosophy and Objectives
The Company’s executive compensation philosophy is, consistent with prudent banking business practices, to provide competitive target compensation opportunities with actual amounts earned commensurate with the Company’s financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders.

To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide the NEOs with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests. The pay elements are intended to balance an appropriate mix of risk and return. Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals, which do not encourage excessive risk taking. Long-term performance-based and time-vested restricted stock awards align executives’ interests with the Company’s shareholders and serve to retain executives over the long term.
The Compensation Committee, with the assistance of our independent compensation consultant, routinely reviews our compensation practices to ensure they support our compensation philosophy, are risk appropriate, market competitive and align our executives with shareholder interests. In support of this philosophy, the following summarizes the Company’s compensation governance and compensation practices:
What We Do	What We Don’t Do
Conduct annual shareholder advisory vote on compensation of our Named Executive Officers	We do not permit the hedging or pledging of Company securities
Maintain a Compensation Committee comprised entirely of independent directors	We do not allow for the repricing of the exercise price of stock options except in connection with corporate transactions or the approval of shareholders
Retain an independent executive compensation consultant to the Compensation Committee	We do not provide for gross-up payments to cover personal income taxes or excise taxes in connection with change in control severance payments
Conduct an annual incentive compensation risk assessment
Maintain a clawback policy
Require minimum stock ownership requirements for all directors and Named Executive Officers
Maintain an Insider Trading Policy that establishes pre-determined window periods for trading in Company securities
Double trigger on potential change in control severance payments.
Provide annual and long-term incentive plans with performance goals aligned with shareholder interests
Provide that a substantial portion of long-term equity awards are based on corporate goals
Provide that 60% of long-term incentive equity awards are performance based
For NEOs, compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and loan portfolio composition. However, reasonable exceptions to this market comparison methodology are considered as appropriate by the Compensation Committee. The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as the Company’s business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Risk Assessment
The Charter for the Compensation Committee provides that the Compensation Committee is responsible for reviewing the Company’s incentive compensation arrangements to ensure that they are balanced with respect to risk, have effective controls and are compatible with regulatory guidance The Company’s compensation program is designed to mitigate risk by: (1) providing competitive non-performance-based salaries, retirement and fringe benefits, (2) incorporating cash incentives to reward current successes, in relation to forecast performance derived from the Strategic Plan, and (3) including long-term incentives in the form of stock awards and performance-based shares, as well as maintaining stock ownership and retention requirements, to sustain focus on long-term shareholder value.
In 2021, in accordance with best practices, the Compensation Committee engaged McLagan to conduct a risk assessment of the Company’s incentive compensation arrangements. In performing its risk assessment, McLagan considered principles of sound incentive compensation practices. The goal of the assessment was to evaluate whether the Company was in line with evolving regulatory expectations and market practices. The review included an evaluation of the design features of each plan, the governance and oversight aspects of each plan, the mix of cash and equity incentives opportunities, the use of performance metrics, the performance periods and time horizon of each plan, the various termination provisions associated with the plans, and other dimensions of the plans deemed relevant for the risk review process. McLagan reviewed the results of its assessment with the Committee and with management. Based on the results of the independent assessment by McLagan and the assessment of risks by the Committee, the Board has determined that the Company’s compensation policies, practices and programs do not promote excessive risk taking or pose risks that are reasonably likely to have a material adverse effect on the Company.
Role of Management in Compensation Decisions
In order for the Compensation Committee to make decisions regarding base salary, annual and long-term incentives, and other aspects of the Company’s benefit programs, the CEO, the President and the director of human resources are asked to provide input on corporate objectives and individual performance. Input from these individuals is considered to be suggestions and recommendations for the Compensation Committee’s consideration. The NEOs do not attend portions of the Compensation Committee meetings during which their individual performance is being evaluated or their compensation is being determined. The CEO and the President annually review the performance and determine the compensation for senior management of the Company who are not NEOs.
Setting Executive Compensation
Based on the foregoing philosophy and objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and equity compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, McLagan’s annual review provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives. In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size (collectively, the “Compensation Peer Group”). The key measures used in selecting the Company’s 2021 peer group were:
•	Asset Size
•	Geographic Location
•	Loan Portfolio Focused on Commercial Lending

The Compensation Peer Group was reviewed by the Compensation Committee in 2021 and, generally, was the same peer group used by the Compensation Committee in 2020 to help establish post-Merger compensation levels. Changes were made to substitute previous peer banks that were involved in mergers. Not all companies in the Compensation Peer Group reported data for each of our executive positions. The 24 companies comprising the Compensation Peer Group used to set fiscal year 2021 pay levels were:
Compensation Peer Group
Atlantic Union Bankshares Corporation	Independent Bank Corp.
Berkshire Hills Bancorp, Inc.	Investors Bancorp, Inc.
Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.(1)
Columbia Financial, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.(1)	Park National Corporation
Customer Bancorp, Inc.	Provident Financial Services, Inc.
Eagle Bancorp, Inc.	S&T Bancorp, Inc.
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
First Financial Bancorp.	TowneBank
First Midwest Bancorp, Inc.	United Bankshares, Inc.
Flushing Financial Corporation	WesBanco, Inc.
Fulton Financial Corporation	WSFS Financial Corporation
(1)	These banks were added to the peer group in July 2021 based on their geographic location and size
Each NEO’s current compensation was compared to the applicable benchmark position within the Compensation Peer Group. A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Compensation Committee’s recommendations on granting restricted stock awards are based on the evaluation of the Company’s performance in connection with year-end results and the Compensation Committee’s discretion.
2021 Executive Compensation Components
For fiscal year ended December 31, 2021, the principal components of compensation for NEOs were:
•	Base salary
•	Annual cash incentive compensation
•	Long term equity incentive compensation
•	Retirement benefits and perquisites
•	Employment and change in control employment agreements

Our compensation program consists of three primary components: (i) base salary, (ii) cash-based, annual incentive awards (“AIP”), and (iii) equity-based, long-term incentive awards (“LTIP”). We also offer certain retirement and other benefits. During 2021, the Company was a party to employment agreements with Messrs. O’Connor, Lubow, Reddy, Gunther and McCaffery, and a party to a change in control employment agreement with Ms. Schaubeck. In addition, all NEOs were parties to retention and award agreements with the Company. The target pay mix for the CEO and average NEO for 2021 is illustrated in the following charts:

Base Salary
The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each- executive based on his or her position and responsibility by using market data. The annual salary of the NEOs is reviewed annually by the Compensation Committee. Base salaries for the NEOs for 2021 and 2020 follow:
	2021	2020	% Change
Kevin M. O’Connor	$900,000	$750,000	20.0%
Stuart H. Lubow(1)	$700,000	n/a	n/a
Avinash Reddy(1)	$500,000	n/a	n/a
Conrad J. Gunther(1)	$440,000	n/a	n/a
Patricia M. Schaubeck(1)	$350,000	n/a	n/a
John M. McCaffery(2)	$500,000	$390,000	28.2%
Howard H. Nolan(3)	$375,000	$375,000	0.0%
(1)	Messrs. Lubow, Reddy and Gunther and Ms. Schaubeck commenced employment with the Company effective with the closing of the Merger on February 1, 2021.
(2)	Mr. McCaffery’s employment with the Company terminated without Cause on June 14, 2021.
(3)
As of the closing of the Merger on February 1, 2021, Mr. Nolan’s employment agreement with the Company was cancelled pursuant to the terms of a settlement and release agreement, which is described in more detail below. Mr. Nolan performed consulting services for the Company from February 2, 2021 to June 30, 2021.

The increases in 2021 base salaries addressed individual performance as well as the general shortfall to market and brought the NEOs into a competitive range of base salaries paid to comparable positions in the Peer Group.
2021 AIP
Our 2021 AIP provides the NEOs with the opportunity to earn an annual cash award based on the achievement of pre-defined corporate goals and by consideration of other discretionary items. The objectives of the 2021 AIP are to align annual incentive compensation with financial benchmarks set forth in the Company’s 2021 Strategic Plan, previously adopted by the Board, encourage teamwork and collaboration, and to motivate and reward the achievement of specific, measurable performance objectives.
The Target levels for the 2021 AIP were based on the Board approved Company budget for 2021 and were consistent with the Company’s goals for profitability and deposit growth at the time of the Merger announcement and the Merger closing.

The following table sets forth the performance metrics under the 2021 AIP. The Adjusted PPNR/Average Assets and the Non-Interest Deposits/Deposits ratios are the “Corporate Factors.” Corporate Factors represent 70% of the AIP opportunity.
Metric	Weighting	Threshold	Target	Stretch
Adjusted PPNR / Average Assets(1)	35%	1.35%	1.50%	1.65%
Average Non-Interest Deposits / Deposits	35%	32.0%	35.0%	38.0%
Discretion	30%	—	—	—
(1)
Adjusted PPNR = adjusted pre-tax, pre-provision revenue. Excludes net interest income from SBA PPP, gains from sales of securities and other assets, Merger-related expenses, branch closure expenses, expenses related to termination of borrowings, and other one-time items.

In addition to the Corporate Factors, the Compensation Committee may consider discretionary measures in finalizing 2021 AIP payouts: Regulatory Compliance, Status of Core and Ancillary Systems Conversions, Cybersecurity Risk and Response, Community Investment, Liquidity Compliance, Stock Price Performance, and Employee Engagement and Development. These supplemental factors comprise 30% of the AIP opportunity.
The Compensation Committee believes that the 2021 AIP should balance risk-taking with performance. Therefore, the Compensation Committee maintains a risk-based capital performance gate/trigger. If the Consolidated Company Total Risk-Based Capital ratio is below 10.5% at year-end, bonus payments will be reduced to zero.
Each performance metric has a weighting and a range of performance that determines the payouts. Incentives pay out at a reduced level (i.e. 50% of Target) for Threshold performance, at 100% for Target performance, and at higher level (i.e. 150% of Target) for Stretch performance. Performance below Threshold will be zero. Performance in between levels is interpolated to reward incremental performance.
The table below summarizes the incentive opportunities for the NEOs for the 2021 plan year(1):
Name and Principal Positions	Salary ($)	Threshold Payout ($) and % of Salary	Target Payout ($) and % of Salary	Stretch Payout ($) and % of Salary
Kevin M. O’Connor CEO	$900,000	$450,000	$900,000	$1,350,000
		50.0%	100.0%	150.0%
Stuart H. Lubow President and COO	$700,000	$350,000	$700,000	$1,050,000
		50.0%	100.0%	150.0%
Avinash Reddy SEVP and CFO	$500,000	$112,500	$225,000	$337,500
		22.5%	45.0%	67.5%
Conrad J. Gunther SEVP and CLO	$440,000	$99,000	$198,000	$297,000
		22.5%	45.0%	67.5%
Patricia M. Schaubeck EVP and General Counsel	$350,000	$61,250	$122,500	$183,750
		17.5%	35.0%	52.5%
(1)	Messrs. McCaffery and Nolan did not meet the eligibility requirements to participate in the 2021 AIP as they terminated employment during the plan year.

Results of the Corporate Measures relative to the pre-established objectives were as follows:
Corporate Measures	Weight	Threshold (50%)	Target (100%)	Stretch (150%)	Actual Results	Bonus at Target ($)	Total Permitted Bonus ($)	Weighted Result
Adjusted PPNR/Average Assets(1)	50%	1.35%	1.50%	1.65%	1.66%	$750,925	$1,126,388	150.0%
Average Non-interest Deposits/Average Deposits(2)	50%	32.00%	35.00%	38.00%	37.92%	$750,925	$1,116,619	148.7%
TOTAL						$1,501,850	$2,243,007	149.3%
(1)
For the nine months ended December 31, 2021. Excludes net interest income from PPP Loans, gains from sales of securities and other assets, Merger-related expenses, branch closure expenses, expenses related to termination of borrowings, and other one-time items.

(2)	Average for the quarter ended December 31, 2021.
Since the Merger closed in the middle of the first quarter of 2021, the financial statements for the Company for the first quarter of 2021 did not include a full quarter of operations of Legacy Bridge. As such, the Compensation Committee determined that the starting point of the measurement period should begin on April 1, 2021 (for the Adjusted PPNPR/Average Assets ratio) to capture 100% of the operating results of the combined entity.
As permitted by the 2021 AIP, the Compensation Committee also considered each NEO’s contribution to the following discretionary factors in determining each NEO’s 2021 AIP payment.
(1)
Regulatory Compliance. As a result of the Merger, total assets of the Company exceeded $10 billion resulting in enhanced regulatory expectations. Since the closing of the Merger, the Company and the Bank maintained full regulatory compliance.

(2)
Status of Core and Ancillary Systems Conversions. The conversion of the Bank’s core system and other ancillary systems post- Merger were completed in a timely manner and with no notable customer disruption.

(3)	Cybersecurity Risk and Response. The Bank continues to prioritize cyber risk and manages the increased risk of ransomware and other sophisticated threats.
(4)	Community Reinvestment. The Bank exceeded its lending, community development lending, 1-4 family lending, and qualified investment Community Reinvestment Act goals.
(5)	Liquidity Compliance. Management operated the Company with appropriate liquidity levels in 2021 while managing the net interest margin.
(6)	Stock Price Performance. The Company outperformed the median stock performance of its peer group since the Merger, as shown in the following table:
Stock Price Performance (January 31, 2021* – December 31, 2021)
Dime Community Bancshares, Inc.	43.3%
Median of Peer Group (1)	31.9%
*	The Merger closed on February 1, 2021.
(1)
Peer group includes: Atlantic Union Bankshares Corporation, Berkshire Hills Bancorp Inc., Brookline Bancorp Inc., Columbia Financial Inc., ConnectOne Bancorp Inc., Customer Bancorp Inc., Eagle Bancorp Inc., First Commonwealth Financial Corporation, First Financial Bancorp, Flushing Financial Corp., Fulton Financial Corp., Independent Bank Corp., Lakeland Bancorp, Inc., OceanFirst Financial Corp., Park National Corporation, Provident Financial Services, Inc., S&T Bancorp Inc., Sandy Spring Bancorp Inc., TowneBank, United Bankshares, Inc., WesBanco Inc. and WSFS Financial Corporation. Does not include First Midwest Bancorp Inc. and Investors Bancorp Inc due to their announced merger transactions in 2021.

(7)
Employee Engagement and Development. The Bank conducted an employee engagement survey and based on the results of the survey put in place various initiatives such as employee focus groups, quarterly officer meetings. targeted employee meetings, and the alignment of performance reviews to the Company’s Mission, Vision, Values and Purpose statement.

After considering the above, the Compensation Committee concluded that the NEOs outperformed in the discretionary metric of the 2021 AIP which warranted payout at 120%.

Based upon the overall financial results and evaluation of the discretionary measures, in finalizing 2021 AIP payouts, the Compensation Committee approved the annual incentive payments in the table below. These amounts are noted in the column, “Non-Equity Incentive Plan Compensation,” in the Summary Compensation Table below.
Name	Target ($)	Corporate Performance Achieved (70% Weight) (149.3% of Target) ($)	Discretionary Factors (30% Weight) (120% of Target) ($)	Total 2021AIP Payment ($)	Total Payment as a % of Target
Kevin M. O’Connor	$900,000	$940,902	$324,000	$1,264,902	140.5%
Stuart H. Lubow	$700,000	$731,813	$252,000	$983,813	140.5%
Avinash Reddy	$225,000	$235,226	$81,000	$316,226	140.5%
Conrad J. Gunther	$198,000	$206,999	$71,280	$278,279	140.5%
Patricia M. Schaubeck	$122,500	$128,067	$44,100	$172,167	140.5%
Total for NEOs	$2,145,500	$2,243,007	$772,380	$3,015,387	140.5%
2021 LTIP
The 2021 LTIP is designed to support the Company's pay for performance philosophy and reward the participants for creating long-term shareholder value. The program is designed to reward executives for driving long-term, sustained performance and to align executives with shareholder interests through performance goals and focus on shareholder value appreciation.
The 2021 LTIP consists of a combination of time-vested restricted stock and performance-vested restricted stock (i.e., performance shares) as follows:
•
Performance-vested Restricted Stock Awards - PRSAs (60% of Target award value) reward future performance; awards are paid out based on achievement of pre-defined performance goals. Grants are earned and cliff vest after three years based on actual performance against defined performance goals.

•
Time-vested Restricted Shares Awards - RSAs (40% of Target award value) support our goals to encourage stock ownership and align executives with shareholder interests. Grants vest ratably over three years (33% per year).

The table below reflects the performance metrics selected for the PRSAs for the 2021-2023 performance cycle. Once the defined threshold level of performance is achieved, payouts can vary from 50% of the goal for the Threshold level of performance to a maximum payout of 150% of the goal for Stretch performance. Performance in between levels is interpolated to reward incremental performance. TSR performance will be measured based on the Company’s performance relative to constituents of the KBW Regional Banking Index.
Metric	Weighting	Threshold	Target	Stretch
Total Shareholder Return(1)	30%	25th percentile	50th percentile	75th percentile
Adjusted Efficiency Ratio(1)(2)	35%	55%	51%	47%
Average Non-Interest Bearing Deposits / Total Deposits(3)	35%	35%	40%	45%
(1)	Measurement period is from April 1, 2021 through December 31, 2023.
(2)
Excludes net interest income from SBA PPP, gains from sales of securities, severance, Merger-related expenses, branch closure expenses, expenses related to termination of borrowings, and other one-time items.

(3)	Average for the quarter ended December 31, 2023.
The Target level for the 2021 LTIP for the Adjusted Efficiency Ratio was based on the Board approved Company budget for 2021-2023. The Compensation Committee deemed the Adjusted Efficiency Ratio as an important driver of longer-term shareholder performance, as it balances the achievement of revenue growth with appropriate expense control.
The Target level for Average Non-Interest Bearing Deposits to Total Deposits was based on the Board approved Company budget for 2021-2023 and the Company’s stated goal to grow non-interest bearing deposits to total deposits to the 40% level by the end of a 3-year time horizon. The Target metric for the LTIP for Average Non-Interest-Bearing Deposits of 40% (for the quarter ended December 31, 2023) was significantly above the Target metric for the 2021 AIP of 35% (for the quarter ended December 31, 2021), and reflects sustained and robust growth in deposits over a multi-year time frame.

Since the Merger closed in the middle of the first quarter of 2021, the financial statements for the Company for the first quarter of 2021 did not include a full quarter of operations of Legacy Bridge. As such, the Compensation Committee determined that the starting point of the measurement period should begin on April 1, 2021 (for the Total Shareholder Return and Adjusted Efficiency ratio) to capture 100% of the operating results of the combined entity.
The table below summarizes the incentive opportunities for the NEOs for the 2021 plan year(1):
Name and Principal Positions	Salary ($)	Threshold Payout ($) and % of Salary	Target Payout ($) and % of Salary	Stretch Payout ($) and % of Salary
Kevin M O’Connor CEO	$900,000	$292,500	$585,000	$877,500
	—	32.5%	65.0%	97.5%
Stuart H. Lubow President and COO	$700,000	$175,000	$350,000	$525,000
	—	25.0%	50.0%	75.0%
Avinash Reddy SEVP and CFO	$500,000	$87,500	$175,000	$262,500
	—	17.5%	35.0%	52.5%
Conrad J. Gunther SEVP and CLO	$440,000	$77,000	$154,000	$231,000
	—	17.5%	35.0%	52.5%
Patricia M. Schaubeck EVP and General Counsel	$350,000	$61,250	$122,500	$183,750
	—	17.5%	35.0%	52.5%
(1)	Messrs. McCaffery and Nolan did not meet the eligibility requirements to participate in the 2021 LTIP as they terminated employment during the plan year.
Prior to the closing of the Merger, consistent with past Legacy Bridge practice, Mr. O’Connor received 100% time-vested restricted stock awards in January 2021 under the Legacy Bridge 2021 Long Term Stock Incentive Program based on his pre-Merger target long-term incentive of $450,000. The restricted shares vest ratably over four years. Prior to the closing of the Merger, Messrs. Lubow, Reddy and Gunther and Ms. Schaubeck did not receive a grant of equity in 2021 for 2021 performance. In July 2021, the Compensation Committee awarded restricted stock to the NEOs under the 2021 LTIP: Mr. O’Connor – 65% of base salary, or $585,000; Mr. Lubow - 50% of base salary, or $350,000; Mr. Reddy – 35% of base salary, or $175,000; Mr. Gunther – 35% of base salary, or $154,000; and Ms. Schaubeck – 35% of base salary, or $122,500. To better align the composition of Mr. O’Connor’s total 2021 long-term incentive award between time-vested and performance-based awards as provided under the 2021 LTIP, the long-term incentive award to Mr. O’Connor in July 2021 was 100% performance-based. The long-term incentive awards to the remaining NEOs was split 60% performance-based and 40% time-vested in accordance with the terms of the 2021 LTIP. The time-vested restricted shares vest ratably over three years. In addition, the Compensation Committee deducted Mr. O’Connor’s January 2021 grant of $450,000 from the full updated equity award opportunity of $585,000, thereby resulting in an equity grant to Mr. O’Connor in July 2021 of $135,000, which was all performance-based.
The following awards were made under the 2021 LTIP.
	Performance-based	Time-vested
Name	PRSA ($)(1)	Number of Shares of RSA (#)	Grant Date Fair Value of RSAs ($)(2)	Total Value ($)
Kevin M. O’Connor	$134,983	17,321	$450,000	$584,983
Stuart H. Lubow	$210,000	4,158	$140,000	$350,000
Avinash Reddy	$104,983	2,079	$70,000	$174,983
Conrad J. Gunther	$92,390	1,829	$61,582	$153,972
Patricia M. Schaubeck	$73,468	1,455	$48,990	$122,458
(1)
Assuming vesting of performance-based shares at the maximum level, the grant date fair value of these performance-based awards at $33.67 per award would have been as follows: Mr. O’Connor $202,491, Mr. Lubow $314,983, Mr. Reddy $157,475, Mr. Gunther $138,586, and Ms. Schaubeck $110,236.

(2)
For Mr. O’Connor, the number of RSAs was calculated based upon a grant date fair value of $25.98 per share, the closing price of the Common Stock on January 8, 2021. For Messrs. Lubow, Reddy and Gunther and Ms. Schaubeck the number of RSAs was calculated based upon a grant date fair value of $33.67 per award, the closing price of the Common Stock on July 1, 2021.

Merger-Related Compensation
At the closing of the Merger on February 1, 2021, the NEOs received cash transaction bonuses to reward for the successful completion of the transaction in the following amounts: Mr. O’Connor, $750,000, Mr. Lubow, $750,000, Mr. Reddy, $500,000, Mr. Gunther $500,000, and Ms. Schaubeck, $225,000. These amounts are noted in the column, “Non-Equity Incentive Plan Compensation,” in the Summary Compensation Table below.
Also in connection with the Merger, on February 1, 2021, the NEOs received a restricted stock award grant with the following values, to cliff vest on the one year anniversary of the Merger: Mr. O’Connor, $749,976, Mr. Lubow, $499,993, Mr. Reddy, $249,984, Mr. Gunther $249,984, and Ms. Schaubeck, $112,490. Each NEO also received a one-time equity grant to vest ratably over three years commencing on the two-year anniversary of the Merger, with the following values: Mr. O’Connor, $1,169,978, Mr. Lubow, $699,995, Mr. Reddy, $349,997, Mr. Gunther $349,997, and Ms. Schaubeck, $209,988. These amounts are noted in the column, “Stock Awards,” in the Summary Compensation Table below.
The major objective for these transaction and retention bonuses was to retain these senior executives in the merged entity as they were key to the successful integration and performance of the resulting entity from the Merger. The importance of the retention of executive management was heightened as the Merger was being negotiated and likely to close during the COVID-19 pandemic. Further, the resultant entity of the Merger would exceed $10 billion in assets, crossing the threshold for enhanced regulatory scrutiny whereby executive leadership would be even more critical. The Compensation Committees acknowledged that management strength is particularly important in a merger of equals transaction and the goal in setting compensation for these key executives was to provide them with comprehensive, fair and reasonable compensation arrangements. These arrangements were compared to similar merger of equals transactions and a peer group analysis was provided by the Legacy Bridge Compensation Committee’s independent compensation consultant, McLagan. McLagan concluded that the proposed compensation was reasonable and appropriate as compared to market, based upon market data and the asset size of the combined entity.
Retirement and Other Benefits
Legacy Dime maintained the Dime Community Bank KSOP (the “KSOP”), which was a defined contribution retirement plan under ERISA. The KSOP allowed individuals, including the NEOs, to supplement their retirement savings with elective deferral contributions that were matched at specified levels by Legacy Dime. The KSOP also provided for additional discretionary employer contributions, subject to Internal Revenue Code contribution limits. Immediately prior to the Merger, on January 29, 2021, the KSOP was terminated.
The Bank maintains the 401(k) Plan for the benefit of its employees. During 2021, the Bank matched 100% of the employee’s contributions up to 1% of pay plus 50% of the employee’s contributions that exceed 1% but are less than 6% of pay (a maximum company match of 3.5% of pay). All employees, including the NEOs, can defer a minimum of 1% and a maximum of 100% of their annual income as long as the deferred compensation does not exceed Internal Revenue Service (IRS) limits. In addition, employees at Tier 2 and Tier 3 (Tiers described below) may receive a discretionary profit-sharing benefit. No profit-sharing benefits were paid for 2021.
The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Pension Plan”) for eligible employees. All employees hired before October 1, 2012 that are at least age 21 and have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides for a benefit for each participant according to the Tier the employee belongs to as outlined below. Compensation used to determine benefits are all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan. The Normal Benefit Form is a Single Life Pension with 60 payments guaranteed. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement upon attaining age 55. As required by law, the Pension Plan is covered by the insurance program of the Pension Benefit Guaranty Corporation.
Tier 1 – NEOs and Certain Employees Who Met Specified Age and Service Requirements
•
These employees’ benefits under the Pension Plan are 1.50% of the participant’s average annual compensation multiplied by creditable service (up to 35 years); plus 1.00% of the participant’s average annual compensation multiplied by creditable service (in excess of 35 years); minus 0.49% of the participant’s average annual compensation in excess of Covered Compensation multiplied by creditable service (up to 35 years). The employee’s average annual compensation is determined using the highest average compensation during five consecutive years of employment or all years of employment, if less than five.

Tier 2 – All Other Employees Hired before October 1, 2012
•
These employee’s benefits under the Pension Plan are their accrued benefits determined using the Tier 1 formula above, but frozen for increases in service and compensation as of December 31, 2012. In addition, these employees receive benefits under the Pension Plan using a cash balance formula for all plan years beginning after December 31, 2012. The “Pay credits” under the cash balance formula are 3.75% of annual compensation for employees with less than 15 years of service and 5% of annual compensation for employees with more than 15 years of service. The “interest credits” are determined by multiplying the employee’s hypothetical account balance as of the beginning of a plan year by the actual dollar-weighted rate of return on plan investments during that plan year.

Tier 3 – All Employees Hired on or after October 1, 2012
•	These employees are excluded from the Pension Plan.
The Legacy Bridge Supplemental Executive Retirement Plan (the “Legacy BNB SERP”) terminated at the closing of the Merger and the covered participants were paid their account balances pursuant to the terms of the Legacy BNB SERP and in accordance with Section 409A of the Internal Revenue Code of 1986. Messrs. O’Connor and Nolan received a lump sum cash payment under the Legacy BNB SERP of $3,619,936 and $1,598,533, respectively, at the effective time of the Merger. These amounts are noted in the column, “All Other Compensation,” in the Summary Compensation Table below. Mr. Lubow and Community National Bank are parties to the Community National Bank Supplemental Executive Retirement Plan Agreement (the “CNB SERP”), dated April 3, 2012, which provides for nonqualified supplemental pension benefits to be paid to Mr. Lubow under certain conditions. Legacy Bridge merged with Community National Bank in 2015 and assumed all obligations under the CNB SERP. No payments have been made to Mr. Lubow under the CNB SERP as of December 31, 2021.
Legacy Dime maintained the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “Legacy Dime BMP”), a non-qualified deferred compensation plan with both a defined benefit and defined contribution component. The BMP terminated at the closing of the Merger and covered participants were paid their account balances pursuant to the terms of the Legacy Dime BMP and in accordance with Section 409A of the Internal Revenue Code of 1986. To restore the lost benefits of the terminated Legacy BNB SERP and the terminated Legacy BMP to the NEOs, the Company adopted the SERP. The SERP is intended to make participants in the SERP whole for the amounts that would have been contributed to the Pension Plan and the Dime Community Bank 401(k) Plan (the “401(k) Plan”) but for limits imposed by the Internal Revenue Code of 1986. Participation in the SERP commenced on October 1, 2021. Messrs. O’Connor’s, Lubow’s, Reddy’s and Gunther’s Employment Agreements provide that the executive shall be entitled to participate in benefits plans sponsored by the Company, including, without limitation, a supplemental executive retirement plan to the extent such plan is being provided to similarly situated executives in the Company. Messrs. O’Connor and Lubow participate in the defined benefit component of the SERP, under which the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Pension Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is actually entitled to under the Pension Plan at normal retirement. Messrs. Reddy and Gunther and Ms. Schaubeck participate under the defined contribution component of the SERP, which is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without taking into account limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.
Perquisites and Other Personal Benefits
The Company provides NEOs with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. In lieu of any perquisites, Messrs. O’Connor and Lubow are paid an annual sum of $100,000 and Messrs. Reddy and Gunther are paid an annual sum of $50,000. As of the closing of the Merger, the Bank transferred ownership to Messrs. O’Connor and McCaffery of automobiles previously provided to the executives by Legacy Bridge. In April 2021 the Bank transferred ownership to Messrs. Lubow and Gunther of automobiles previously provided to the executives by the Bank. Ms. Schaubeck is paid a car allowance of $700 per month. In addition, the NEOs are eligible to participate in the plans and programs described above. Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2021 are included in the “All Other Compensation” column of the “Summary Compensation Table.”
The Company and the Bank have entered into employment agreements with Messrs. O’Connor, Lubow, Reddy and Gunther, and a change in control employment agreement with Ms. Schaubeck, which are described under the heading “Employment Agreements.”

Tax Implications
Tax Deductibility of Executive Compensation
Prior to the implementation of The Tax Cuts and Jobs Act of 2017 (the “Tax Act”), our compensation philosophy and policies generally took into account certain aspects of Section 162(m) of the Internal Revenue Code when designing the compensation program for NEOs, to the extent the Compensation Committee determined appropriate, to maximize the deduction for compensation paid to the NEOs. Section 162(m) generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and specified other executive officers, subject to certain exceptions such as for “performance-based” compensation. As a result of the Tax Act, we expect that the Company may no longer take an annual deduction for any compensation paid to covered employees in excess of $1 million per specified executive officers. Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive officers, the Compensation Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.
Clawback Policy
The Compensation Committee has adopted a clawback policy to recover certain incentive payments including performance-based awards paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results. Recovery may include reimbursement of the gross amount of the incentive payments, cancellation of equity awards, and/or reimbursement of any gains realized in the exercise of options and the vesting or sale of equity awards.
Stock Ownership Guidelines
The Board of Directors believes it is in the best interests of its shareholders, and promotes the Company’s commitment to sound corporate governance, that every director and NEO possess a meaningful personal financial interest in the Company. In the opinion of the Board of Directors, such an investment commits the individual to the future of the Company and aligns his/ her interests with those of the Company’s shareholders. The minimum common stock ownership requirement must be satisfied within three years of the later of adoption of, or becoming subject to, these guidelines. All directors and NEOs must retain ownership of 100% of shares received through the vesting of restricted stock or the exercise of stock options until he or she is in compliance with the applicable, fully phased-in, minimum common stock ownership requirement. The Corporate Governance Committee periodically, however, no less than annually, reviews the compliance of each director and NEO with these common stock ownership guidelines.
These guidelines allow for extenuating circumstances and discretion in the evaluation process. As of December 31, 2021, all directors and NEOs were in compliance with the Company’s stock ownership guidelines or were within the three year period to achieve compliance.
The minimum stock ownership guidelines are:
Directors:	Five times (5.0x) annual cash retainer
CEO:	Five times (5.0x) annual base salary
President:	Five times (5.0x) annual base salary
Other NEOs:	Two times (2.0x) annual base salary
Pledging and Anti-Hedging Policies
Directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Also, directors, officers and other employees are prohibited from entering into any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the Company Common Stock would affect the value of the shares of Company Common Stock owned by the director, officer or employee. This policy provides that examples of prohibited hedging transactions include (i) short sales of the Company Common Stock (the practice of selling a security borrowed from another), (ii) buying put options or selling call options relating to the Company Common Stock, (iii) selling security futures contracts relating to Company Common Stock, (iv) entering into prepaid variable forward sale contracts, equity swaps, or zero cost collars relating to the Company Common Stock, and (v) contributing Company Common Stock to an exchange fund in exchange for an interest in the fund.

Compensation and Human Resources Committee Report
1.	The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and
2.
Based on the review and discussions referred to in paragraph 1 above, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders.

COMPENSATION and HUMAN RESOURCES COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.
Rosemarie Chen (Chairperson)
Michael P. Devine, Member
Matthew A. Lindenbaum, Member
Albert E. McCoy, Jr., Member
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation paid to the NEOs for the years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Stock Awards(4)	Stock Options(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensations(8)	Total
Kevin M. O’Connor Chief Executive Officer	2021	$885,577	$750,000	$2,572,445	$—	$1,264,902	$246,142	$3,955,246	$9,674,312
	2020	$750,000	$—	$430,920	$105,000	$675,000	$1,839,053	$36,298	$3,836,271
	2019	$700,000	$—	$314,820	$112,500	$463,680	$733,890	$34,595	$2,359,485
Stuart H. Lubow President & Chief Operating Officer	2021	$632,692	$750,000	$1,654,971	$—	$983,813	$198,956	$356,810	$4,577,242
Avinash Reddy Senior Executive Vice President & Chief Financial Officer	2021	$451,923	$500,000	$827,456	$—	$316,226	$—	$137,086	$2,232,691
Conrad J. Gunther Senior Executive Vice President & Chief Lending Officer	2021	$397,692	$500,000	$800,149	$ —	$278,279	$—	$177,954	$2,154,074
Patricia M. Schaubeck Executive Vice President & General Counsel	2021	$316,346	$225,000	$481,704	$—	$172,167	$—	$53,670	$1,248,887
Former NEOs
Howard H. Nolan Former SEVP & COO	2021	$37,500	$—	$—	$—	$—	$—	$3,983,759	$4,021,259
	2020	$375,000	$150,000	$136,875	$45,625	$225,000	$941,990	$27,280	$1,901,770
	2019	$365,000	$—	$148,540	$52,500	$201,500	$391,582	$23,963	$1,183,085
John M. McCaffery Former EVP & CFO	2021	$222,115	$750,000	$794,961	$—	$—	$—	$1,724,427	$3,491,503
	2020	$390,000	$—	$140,625	$46,875	$234,000	$109,707	$21,567	$942,774
	2019	$375,000	$—	$148,540	$52,500	$207,000	$89,964	$25,974	$898,978
(1)	Messrs. Lubow, Reddy, Gunther and Ms. Schaubeck are NEOs for the first time in 2021 and, pursuant to SEC rules, compensation for prior years is not required to be reported.
(2)
For Messrs. Lubow, Reddy, Gunther and Ms. Schaubeck, the amounts in this column reflect the base salary paid from February 1, 2021, which was the date of the Merger and the first day of their employment with the Company, to December 31, 2021. For 2021, the annual base salary for Messrs. O’Connor, Lubow, Reddy, Gunther and Ms. Schaubeck is $900,000, $700,000, $500,000, $440,000 and $350,000, respectively.

(3)
Reflects the amount of the transaction bonus which each NEO received in February 2021 in connection with the Merger as follows: Mr. O’Connor $750,000, Mr. Lubow $750,000, Mr. Reddy $500,000, Mr. Gunther $500,000, and Ms. Schaubeck $225,000.

(4)
The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC No. 718, of restricted stock awards and performance-based restricted stock awards, at the maximum level, pursuant to the 2021 LTIP. Assumptions used in the calculation of these amounts are included in footnote 20 to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10 K. Included in this column are the dollar amounts of the (i) the value of time vested restricted stock awards granted in January 2021 to Mr. O’Connor in the amount of $450,000; (ii) value of the restricted stock award portion of the retention payment which each NEO received in February 2021 in connection with the Merger as follows: Mr. O’Connor $749,976, Mr. Lubow $499,993, Mr. Reddy $249,984, Mr. Gunther $249,984, and Ms. Schaubeck $112,490, (iii) the value of the one-time equity grant which each NEO received in February 2021 in connection with the Merger as follows: Mr. O’Connor $1,169,978, Mr. Lubow $699,995, Mr. Reddy $349,997, Mr. Gunther $349,997, and Ms. Schaubeck $209,988, (iv) the value of time-based restricted stock awards granted in July 2021 to the following NEOs: Mr. Lubow $140,000, Mr. Reddy $70,000, Mr. Gunther $61,582, and Ms. Schaubeck $48,990, and (v) the value of the performance-based restricted stock unit grant assuming vesting, at the maximum level, as follows: Mr. O’Connor $202,491, Mr. Lubow $314,983, Mr. Reddy $157,475, Mr. Gunther $138,586, and Ms. Schaubeck $110,236. The number of performance share units are determined on the third anniversary of the date of grant, based on the achievement of the board established performance metrics. The vesting schedule for awards under the 2021 LTIP are described in the “Outstanding Equity Awards at Fiscal Year-End” table below.

(5)
The amounts represent the grant date fair value of stock options computed in accordance with FASB ASC No. 718. Assumptions used in the calculation of these amounts are included in footnote 20 to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K.

(6)
Included in this column are the amount of the cash awards under the 2021 AIP as follows: Mr. O’Connor $1,264,902, Mr. Lubow $983,813, Mr. Reddy $316,226, Mr. Gunther $278,279, and Ms. Schaubeck $172,167. See discussion of “Merger-Related Compensation” in the above Compensation Discussion and Analysis.

(7)
Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2021, 2020, and 2019, respectively. Reflects change in present value of accumulated benefits under the pension plan component of the SERP for Messrs. O’Connor and Lubow.

(8)	Details of the amounts reported in the “All Other Compensation” column for 2021 are provided in the table below.
	Itemization of All Other Compensation of Summary Compensation Table for 2021
	401(k) Contribution ($)	Dividends on Stock ($)	Auto ($)	Life Insurance ($)	Cash in Lieu of Perquisites ($)	Other ($) (*)	Total ($)
Kevin M. O’Connor	$10,150	$89,165	$57,317	$5,119	$91,667	$3,701,828	$3,955,246
Stuart H. Lubow	$10,150	$47,332	$75,898	$1,742	$89,903	$131,785	$356,810
Avinash Reddy	$9,854	$23,665	$—	$319	$45,833	$57,415	$137,086
Conrad J. Gunther	$10,150	$23,545	$36,601	$7,477	$44,885	$55,296	$177,954
Patricia M. Schaubeck	$10,150	$12,882	$7,700	$1,096	$—	$21,842	$53,670
Howard H. Nolan	$2,049	$—	$39,603	$310	$—	$3,941,797	$3,983,759
John M. McCaffery	$10,150	$14,936	$27,272	$1,150	$45,833	$1,625,086	$1,724,427
*
Included in this column are (i) cash severance payments to Messrs. Nolan and McCaffery in the amount of $2,343,264 and $1,625,086, respectively, (ii) payments in connection with the termination of the NEO’s legacy SERPs due to the Merger, and (iii) amounts credited to the 401(k) portion of the NEOs account balance under the SERP pursuant to the terms of the SERP as follows: Mr. O’Connor $81,892, Mr. Lubow $52,440, Mr. Reddy $29,437, Mr. Gunther $26,607, and Ms. Schaubeck $10,430.

EMPLOYMENT AGREEMENTS
Employment Agreements with Messrs. O’Connor, Lubow, Reddy and Gunther. The Company and the Bank have entered into employment agreements with Messrs. O’Connor, Lubow, Reddy, and Gunther, effective as of February 1, 2021, setting forth the terms of the executive’s employment with the Company and the Bank. The employment agreement, which supersedes all prior employment and change in control agreements with these executives, are for an initial term of three (3) years, subject to an annual renewal for an additional year, unless the Company provides the executive with a written notice of non-renewal at least ninety (90) days before a renewal date. Mr. O’Connor’s employment agreement provides for an annual base salary of $900,000, an annual cash bonus with a target of 100% of base salary, an annual equity award with a target of 65% of base salary, and an annual cash allowance of $100,000 in lieu of perquisites. Mr. Lubow’s employment agreement, as amended on December 23, 2021, provides for an annual base salary of $700,000, an annual cash bonus with a target of 100% of base salary, an annual equity award with a target of 65% of base salary, and an annual cash allowance of $100,000 in lieu of perquisites. Prior to the amendment, Mr. Lubow’s employment agreement provided for an annual cash bonus with a target of 65% of base salary and an annual equity award with a target of 50% of base salary. Mr. Reddy’s employment agreement provides for an annual base salary of $500,000, an annual cash bonus with a target of 45% of base salary, an annual equity award with a target of 35% of base salary, and an annual cash allowance of $50,000 in lieu of perquisites. Mr. Gunther’s employment agreement provides for an annual base salary of $440,000, an annual cash bonus with a target of 45% of base salary, an annual equity award with a target of 35% of base salary, and an annual cash allowance of $50,000 in lieu of perquisites If the executive’s employment is terminated by the Company and the Bank without cause or the executive officer resigns for good reason, he would be entitled to the following payments and benefits: the sum of (1) an amount equal to the product of (x) the executive’s annual cash bonus for the fiscal year immediately preceding the fiscal year in which the event of termination occurs (which we refer to as the “Recent Bonus”) if such bonus has not been paid as of the date of the event of termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (which we refer to as the “Pro Rata Bonus”); (2) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the Recent Bonus; (3) an amount equal to the Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which executive participates as of immediately prior to the date of termination that executive would receive if executive’s employment continued for the three-year period following the date of termination (which we refer to as the “Benefits Period”); and (4) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Company’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for executive and his or her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. The executive shall also be entitled to outplacement services the scope and provider of which shall be selected by the Company or the Bank, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.
If the executive’s employment is terminated by reason of death or disability, the executive shall be entitled to the following from the Bank: (a) an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or disability and the denominator equal to 365, (b) any unvested restricted stock awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (c) any unvested performance stock awards shall become fully and immediately vested and pro-rated based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
In consideration for the foregoing payments and benefits payable upon a termination by the Company and the Bank, as applicable, without cause or by the executive officer for good reason prior to a change in control, the executive is required to execute a release of claims in favor of the Company and the Bank. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information, mutual non-disparagement of either party and a one-year non-solicitation and one-year noncompetition restriction. However, if the executive’s employment is terminated following a change in control, the non-competition and non-solicitation restrictions shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the executive officer better off on an after-tax basis.
On May 26, 2021, the employment agreements of these executives were amended to delete the provision in the agreements requiring the offset of the value of the one-time equity grant granted in the Merger which vests in the event of a change in control occurring within twenty-four months of the Merger.
Defense of Tax Position Agreements with Messrs. O’Connor, Lubow Reddy and Gunther. The Company and the Bank have entered into Defense of Tax Position Agreements with Messrs. O’Connor, Lubow, Reddy and Gunther, effective as of February 1, 2021. The Agreements provide that the Company will pay the costs of defending the executive’s tax position related to any claim by the United States Internal Revenue Service (together with any state or local taxing authority) with respect to any excise tax due under Section 4999 of the Internal Revenue Code; provided, however, such agreement shall only provide defense expense reimbursement but will not entitle the executive to reimbursement for any taxes, excise taxes or penalties under Section 4999. The Agreements do not entitle the executives to a gross-up. C
Change in Control Employment Agreement with Ms. Schaubeck. The Company and the Bank have entered into a change in control employment agreement with Ms. Schaubeck, effective February 1, 2019, as amended. The agreement was for an initial term of three (3) years, subject to an annual renewal for an additional year, unless the Company provides Ms. Schaubeck with a written notice of non-renewal at least sixty (60) days before a renewal date. If during the employment period, which commenced on the date of the Merger (February 1, 2021) and ends on the second anniversary of such date, Ms. Schaubeck’s employment is terminated by the Company and the Bank without cause or if Ms. Schaubeck resigns for good reason, she would be entitled to the following payments and benefits: the sum of (1) her Pro Rata Bonus; (2) the amount equal to the product of (a) three and (b) the sum of (c) Ms. Schaubeck’s base salary (currently $350,000; $375,000 effective April 1, 2022) and (d) the Recent Bonus; (3) an amount equal to the Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which Ms. Schaubeck participates as of immediately prior to the date of termination that she would receive for the Benefits Period; and (4) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Company’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Ms. Schaubeck and her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. Ms. Schaubeck shall also be entitled to outplacement services the scope and provider of which shall be selected by the Company or the Bank, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the executive officer better off on an after-tax basis.
If Ms. Schaubeck’s employment is terminated by reason of death or disability, she shall be entitled to an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or disability and the denominator equal to 365.
Retention and Award Agreements with the NEOs. The Company has entered into retention and award agreements with each of Messrs. O’Connor, Lubow, Reddy, Gunther and Schaubeck. The retention and award agreements provide for (i) a cash transaction bonus, which was paid in the first payroll period following the closing date of the Merger, (ii) a retention bonus, half of which was paid in cash on the one-year anniversary of the closing date of the Merger and half of which was a restricted stock retention award which cliff vested on the one-year anniversary of the closing date of the Merger, and (iii) a one-time equity grant of restricted stock which will vest in equal annual installments on the second, third, and fourth anniversary of the closing date of the Merger.
	Cash Transaction Bonus ($)	Retention Bonus ($)	One-Time Equity Grant ($)
Kevin M. O’Connor	$750,000	$1,499,976	$1,169,978
Stuart H. Lubow	$750,000	$999,993	$699,995
Avinash Reddy	$500,000	$499,984	$349,997
Conrad J. Gunther	$500,000	$499,984	$349,997
Patricia M. Schaubeck	$225,000	$224,990	$209,988

GRANTS OF PLAN BASED AWARDS
The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2021.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: number of shares or units(3) (#)(d)	Option awards: number of Securities Underlying Options (#)(d)	Exercise or Base Price of Options Awards ($/Sh)	Grant date fair value of stock awards(4) $(e)
		Threshold (a)	Target (b)	Maximum (c)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. O’Connor		$450,000	$900,000	$1,350,000	—	—	—	—	—	—	—
	01/08/21	—	—	—	—	—	—	17,321	—	—	$450,000
	02/01/21	—	—	—	—	—	—	29,515	—	—	$749,976
	02/01/21	—	—	—	—	—	—	46,044	—	—	$1,169,978
	07/01/21	—	—	—	2,004	4,009	6,014	—	—	—	$202,491
Stuart H. Lubow		$350,000	$700,000	$1,050,000	—	—	—	—	—	—	—
	02/01/21	—	—	—	—	—	—	19,677	—	—	$499,993
	02/01/21	—	—	—	—	—	—	27,548	—	—	$699,995
	07/01/21	—	—	—	3,118	6,237	9,355	4,158	—	—	$454,983
Avinash Reddy		$112,500	$225,000	$337,500	—	—	—	—	—	—	—
	02/01/21	—	—	—	—	—	—	9,838	—	—	$249,984
	02/01/21	—	—	—	—	—	—	13,774	—	—	$349,997
	07/01/21	—	—	—	1,559	3,118	4,677	2,079	—	—	$227,475
Conrad J. Gunther		$99,000	$198,000	$297,000	—	—	—	—	—	—	—
	02/01/21	—	—	—	—	—	—	9,838	—	—	$249,984
	02/01/21	—	—	—	—	—	—	13,774	—	—	$349,997
	07/01/21	—	—	—	1,372	2,744	4,116	1,829	—	—	$200,168
Patricia M. Schaubeck		$61,250	$122,500	$183,750	—	—	—	—	—	—	—
	02/01/21	—	—	—	—	—	—	4,427	—	—	$112,490
	02/01/21	—	—	—	—	—	—	8,264	—	—	$209,988
	07/01/21	—	—	—	1,091	2,182	3,274	1,455	—	—	$159,226
Howard H. Nolan		—	—	—	—	—	—	—	—	—	—
John M. McCaffery	01/08/21	—	—	—	—	—	—	7,505	—	—	$194,980
	02/01/21		—	—	—	—	—	9,838	—	—	$249,984
	02/01/21	—	—	—	—	—	—	13,774	—	—	$349,997
(1)
The information in these columns reflects the range of possible payments under the 2021 AIP. For an explanation of the incentive opportunities, see the section above titled “Compensation Discussion and Analysis – 2021 Annual (Cash) Incentive Plan (“2021 AIP”).”

(2)
The information in these columns reflects the range of possible awards for vesting of PRSAs. The awards will vest based on the achievement of three pre-determined performance goals: Total Shareholder Return, Adjusted Efficiency Ratio and Average Non-Interest-Bearing Deposits/Total Deposits, each for the performance period ending on December 31, 2023. During June 2021, the Compensation Committee approved threshold, target and stretch opportunities based on consultation with an independent compensation consulting firm ranging from 50% to 150% of threshold level of performance. For an explanation of the performance goals, see the section above titled “Compensation Discussion and Analysis – 2021 Long-Term (Equity) Incentive Plan (“2021 LTIP”).”

(3)
The amounts shown in column (d) reflect the number of shares of restricted stock granted to each NEO pursuant to the restricted stock award portion of the retention payment which the NEO received in February 2021 in connection with the Merger; the number of shares of restricted stock under the one-time equity grant which each NEO received in February 2021 in connection with the Merger; the number of shares of restricted stock granted in July 2021 to each NEO pursuant to the 2021 LTIP; and, with respect to Messrs. O’Connor and McCaffery, the number of shares of restricted stock granted in January 2021 to each executive pursuant to the Legacy Bridge 2021 Long Term Stock Incentive Program.

(4)
The amounts included in column (e) reflect the full grant date fair value of the restricted stock and stock option awards calculated in accordance with FASB ASC No. 718, based on attaining the performance at the maximum level.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2021.
Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/sh)	Option expiration date	Number of shares or units of stock that have not vested	Market Value of shares or units of stock that have not vested(1) ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested(1) ($)
Kevin M. O’Connor	17,255	—	$36.19	2/13/2028	92,880(2)	$3,265,660	6,014(7)	$211,452
	22,277	—	$35.35	2/12/2029	—	—	—	—
	25,610	—	$34.87	2/13/2030	—	—	—	—
Stuart H. Lubow	—	—	—	—	51,383(3)	$1,806,626	9,355(7)	$328,922
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Avinash Reddy	—	—	—	—	25,691(4)	$903,296	4,677(7)	$164,443
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Conrad J. Gunther	—	—	—	—	25,441(5)	$894,506	4,116(7)	$144,719
	—	—	—	—	—	—	—	—
	—		—	—	—	—	—	—
Patricia M. Schaubeck	—	—	—	—	14,146(6)	$497,373	3,274(7)	$115,114
Howard H. Nolan	—	—	—	—	—	—	—	—
John M. McCaffery	—	—	—	—	—	—	—	—
(1)	Amounts based on closing price of our Common Stock as of December 31, 2021 ($35.16), as reported on the NASDAQ®.
(2)
29,515 shares cliff vest on February 1, 2022; 46,044 shares vest in equal installments on the second, third, and fourth anniversary of the closing date of the Merger; and 17,321 shares vest in equal installments on February 15, 2022, 2023, 2024, and 2025.

(3)
19,677 shares cliff vest on February 1, 2022; 27,548 shares vest in equal installments on the second, third, and fourth anniversary of the closing date of the Merger; and 4,158 shares vest in equal installments on the first, second, and third anniversary of the date of grant of July 1, 2021.

(4)
9,838 shares cliff vest on February 1, 2022; 13,774 shares vest in equal installments on the second, third, and fourth anniversary of the closing date of the Merger; and 2,079 shares vest in equal installments on the first, second, and third anniversary of the date of grant of July 1, 2021.

(5)
9,838 shares cliff vest on February 1, 2022; 13,774 shares vest in equal installments on the second, third, and fourth anniversary of the closing date of the Merger; and 1,829 shares vest in equal installments on the first, second, and third anniversary of the date of grant of July 1, 2021.

(6)
4,427 shares cliff vest on February 1, 2022; 8,264 shares vest in equal installments on the second, third, and fourth anniversary of the closing date of the Merger; and 1,455 shares vest in equal installments on the first, second, and third anniversary of the date of grant of July 1, 2021.

(7)	Three year cliff vesting in 2024 upon satisfaction of performance requirements.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2021.
Name	Option Awards		Stock Awards
	Number of Shares acquired on exercise (#)	Value realized on exercise ($)	Number of Shares acquired on vesting (#)	Value realized on vesting ($)(1)
Kevin M. O’Connor	—	—	17,733	$450,596
Stuart H. Lubow	—	—	—	—
Avinash Reddy	—	—	—	—
Conrad J. Gunther	—	—	—	—
Patricia M. Schaubeck	—	—	—	—
Howard H. Nolan	29,346	$73,603	6,190	$157,288
John M. McCaffery	—	—	16,096	$494,884
(1)	Based on the closing price of our common stock on the respective vesting dates.
PENSION BENEFITS
On October 28, 2021, Dime Community Bank adopted the Dime Community Bank Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified deferred compensation plan, to provide benefits for certain executives and officers. The SERP is designed to compensate for the benefits reduced under the Dime Community Bank 401(k) Plan (the “401(k) Plan”) and the legacy BNB Bank Pension Plan (the “Pension Plan”) due to the application of the compensation dollar limits and annual benefit limits under the Internal Revenue Code of 1986, as amended (the “Code”). The SERP’s effective date is October 1, 2021.
Under the terms of the SERP, the amount of a participant’s annual 401(k) credit and/or annual pension credit is generally equal to the excess of the annual benefit to which the participant would have been entitled under the 401(k) Plan and/or the Pension Plan if the compensation dollar limits under the Code did not apply for each plan year. A participant’s account balance will be fully vested at all times. Messrs. O’Connor and Lubow are the only NEO’s that participate in the Pension Plan benefit under the SERP.
The following table sets forth certain information pertaining to the present value of accumulated benefits payable to Messrs. O’Connor and Lubow. The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in Dime’s financial statements.
	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during Last Fiscal Year ($)
Kevin M. O’Connor	SERP	1	$246,142	—
Stuart H. Lubow	SERP	1	$198,956	—

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Kevin M. O’Connor	—	$81,892	—	—	—
Stuart H. Lubow	—	$52,440	—	—	—
Avinash Reddy	—	$29,437	—	—	—
Conrad J. Gunther	—	$26,607	—	—	—
Patricia M. Schaubeck	—	$10,430	—	—	—
Howard H. Nolan	—	—	—	—	—
John M. McCaffery	—	—	—	—	—
(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the NEO in the Summary Compensation Table.
As previously disclosed, under the terms of the SERP, the amount of a participant’s annual 401(k) credit and/or annual pension credit is generally equal to the excess of the annual benefit to which the participant would have been entitled under the 401(k) Plan and/or the Pension Plan if the compensation dollar limits under the Code did not apply for each plan year. A participant’s account balance will be fully vested at all times.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table shows estimated payments that would be made to the NEOs, other than Messrs. Nolan and McCaffery, upon specified events, assuming such events occurred on December 31, 2021, pursuant to each NEO’s employment agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented. In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. The NEOs are participants in a SERP, as described above in the Pension Benefits and Nonqualified Deferred Compensation section of this Proxy Statement, and details regarding their benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this Proxy Statement. Since Messrs. Nolan and McCaffery terminated employment during 2021, the payments made to the two executives are provided below.
Name	Involuntary Termination ($)	Involuntary Termination after Change in Control ($)	Disability ($)	Death ($)
Kevin M. O’Connor
Stock Based Incentive Plans	—	$3,477,112(3)	$3,477,112(3)	$3,477,112(3)
Employment Agreement	$5,745,190(1)	$6,420,190(4)	$675,000(5)	$675,000(5)
Stuart H. Lubow
Stock Based Incentive Plans	—	$2,135,548(3)	$2,135,548(3)	$2,135,548(3)
Employment Agreement	$3,693,147(1)	$4,865,022(4)	$309,375(5)	$309,375(5)
Avinash Reddy
Stock Based Incentive Plans	—	$1,067,739(3)	$1,067,739(3)	$1,067,739(3)
Employment Agreement	$2,508,888(1)	$2,551,074(4)	$210,938(5)	$210,938(5)
Conrad J. Gunther
Stock Based Incentive Plans	—	$1,039,225(3)	$1,039,225(3)	$1,039,225(3)
Employment Agreement	$2,418,230(1)	$2,418,230(4)	$210,000(5)	$210,000(5)
Patricia M. Schaubeck
Stock Based Incentive Plans	—	$612,487(3)	$612,487(3)	$612,487(3)
Change in Control Employment Agreement	$1,671,153(2)	$1,671,153(2)	$127,970(5)	$127,970(5)

(1)
This amount represents the sum of (i) an amount equal to the product of (a) the executive’s Recent Bonus and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the Recent Bonus; (iii) an amount equal to the Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which executive participates as of immediately prior to the date of termination that executive would receive if executive’s employment continued for the Benefits Period; and (iv) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Company’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for executive and his or her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period.

(2)
This amount represents the sum of (1) the executive’s Pro Rata Bonus; (2) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the Recent Bonus; (3) an amount equal to the Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which the executive participates as of immediately prior to the date of termination that she would receive for the Benefits Period; and (4) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Company’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for the executive and her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the executive officer better off on an after-tax basis.

(3)
This amount represents the value of unvested restricted stock units and restricted stock awards, subject to time-based and performance-based vesting, that become fully vested upon certain events, including death, disability and a qualifying termination of employment following a change in control.

(4)
In the event of an involuntary termination after a change in control, this amount represents the sum of (i) an amount equal to the product of (a) the executive’s Recent Bonus and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the greater of the Annual Cash Bonus (at target) in the year of a Change in Control or the average of the Annual Cash Bonus earned by Executive during the three years prior to a Change in Control (including the full value of the Annual Cash Bonus, whether payable in cash or another form); (iii) an amount equal to the Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which executive participates as of immediately prior to the date of termination that executive would receive if executive’s employment continued for the Benefits Period; and (iv) an amount equal to the product of (a) 150%of the monthly premiums for coverage under the Company’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for executive and his or her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. In consideration for the foregoing payments and benefits, each employment agreement contains restrictive covenants concerning nondisclosure of confidential information, mutual non-disparagement of either party and non-competition and non-solicitation restrictions, which shall apply for the period of time mutually to be agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments shall be reduced if such reduction would leave the executive officer better off on an after-tax basis, and accordingly, the amount shown in this column may be reduced.

(5)	This amount represents the Recent Bonus paid by Legacy Bridge to Mr. O’Connor and by Legacy Dime to Messrs. Lubow, Reddy, Gunther and Ms. Schaubeck.
In connection with the Merger, Mr. Nolan terminated employment on February 1, 2021 and Mr. Nolan entered into a: (i) Non-Competition and Consulting Agreement under which Mr. Nolan was paid $50,000 per month, pro-rated for a partial month, in exchange for Mr. Nolan providing consulting services up to 160 hours per month, commencing February 2, 2021 and ending June 30, 2021, and Mr. Nolan became subject to non-competition and non-solicitation restrictions for thirteen (13) months, commencing on February 1, 2021, and a (ii) Settlement and Release Agreement under which Mr. Nolan’s employment agreement was terminated and Mr. Nolan was paid $2,343,264, less required withholding, in full satisfaction of the payment obligations under Mr. Nolan’s employment agreement and in exchange for a legal release of claims. In addition, pursuant to the terms of Mr. Nolan’s SERP, Mr. Nolan was paid his vested account balances of $1,439,000 and $159,533 and Mr. Nolan’s non-vested equity awards were accelerated on February 1, 2021 with a value of $157,317. Mr. Nolan received full ownership of his automobile with a value of $38,600.
The Company and Mr. McCaffery were parties to an Employment Agreement and a Retention and Award Agreement, both dated October 16, 2020, which provided for certain payments upon a qualifying termination of Mr. McCaffery’s employment. Mr. McCaffery’s departure on June 14, 2021 was a termination without Cause under the Employment Agreement. The Company and Mr. McCaffery have entered into an Agreement and General Release (the “Agreement”), pursuant to which the Company paid Mr. McCaffery $1,625,086, less legally required withholdings, in full satisfaction of the Company’s obligations under the Employment Agreement and the Retention and Award Agreement, in a lump sum after a seven day revocation period lapsed. In addition, Mr. McCaffery was engaged as a consultant for a transition period of four months and received $250,000 for his consultation services. The Agreement includes non-disparagement, non-solicitation, and non-competition provisions and a full release of claims by Mr. McCaffery.

CEO PAY RATIO
Pursuant to Section 953 (b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of our CEO.
For 2021, annual total compensation of our median employee other than our CEO was $82,249 and the annual total compensation for our CEO as reported in the 2021 Summary Compensation Table was $9,674,312. Based on this information, for 2021 we estimate the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 118 to 1.
On February 1, 2021, we completed the Merger and we identified our median employee using our entire workforce, as of December 31, 2021, including all full-time and part-time employees of Legacy Dime and Legacy Bridge. We used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2021. We annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
We determined the annual total compensation for our median employee by calculating total compensation for such employee in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K.
With regard to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, which is included in this Proxy Statement. If the cash transaction bonus of $750,000 and other Merger-related compensation of $3,701,828, as shown on the Summary Compensation Table, is excluded from the CEO’s total compensation, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee would be 63:1.
The SEC’s rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.
DELINQUENT SECTION 16(a) REPORTS
Our Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of the Company and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership. SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based solely on our review of such ownership reports and representations made by the directors and executive officers, two Form 4 reports for the Company’s Chief Risk Officer, each relating to one transaction, were inadvertently filed late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Sarbanes-Oxley Act of 2002 allows for loans made by the Bank, as an FDIC insured institution, to our executive officers and directors in compliance with federal banking regulations. Federal banking regulations allow for loans made to executive officers or directors under a benefit program maintained by the Bank that is generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Through June 30, 2021 the Bank offered its employees interest rate discounts of up to 100 basis points, based on years of service, for residential mortgage loans on their primary residence. Commencing July 1, 2021, this program was revised to provide that employees and directors with at least six months of service with the Bank are eligible to receive a credit of 1.00% to be applied towards costs or a reduction in the interest rate. Except for the interest rate discount or credit applied towards costs, loans to our directors and executive officers (and their immediate family members and companies in which they are principal owners), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to, and do not involve more than the normal risk of collectability or present other unfavorable features.
During the year ended December 31, 2021, the Bank had two residential mortgage loans to two directors, two residential mortgage loans to two executive officers, and one commercial real estate loan to an entity controlled by one of our directors. The residential mortgage loans were made with the interest rate discount under the program available to all employees described in the immediately preceding paragraph. All five loans were made in the ordinary course of business, on substantially the same terms, including the interest rate (other than the discounted interest rate under the employee discount rate program described above) and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Additionally, during the year ended December 31, 2021, Mr. Mahon received a transaction bonus of $750,000 in connection with the completion of the Merger pursuant to an Executive Chairman and Separation Agreement.
The Board (excluding any director involved in the transaction) reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a).

PROPOSAL 2. — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe LLP (“Crowe”) was the independent registered public accounting firm of the Company for the year ended December 31, 2021, and has been selected to serve as the Company’s independent registered public accounting firm for the year ending 2022. Representatives of Crowe are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.
Shareholder ratification of the selection of Crowe is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Crowe, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.
Fees Paid to Crowe
The following table presents fees for professional audit services rendered by Crowe for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2021 and 2020.
Type of Fees	2021	2020
Audit Fees (1)	$870,000	$660,000
Audit Related Fees(2)	$488,725	$133,100
Tax Fees (3)	$106,211	$98,723
All Other Fees (4)	$21,617	$237,606
Total Fees	$1,486,553	$1,129,430
(1)
Audit fees for 2021 and 2020 consist of professional services rendered for the annual audit of our financial statements and audit of internal controls over financial reporting, along with the review of financial statements included in our quarterly reports.

(2)
Audit-related fees in the case of 2021 consist of services provided in connection with the Merger, the adoption of ASU 2016-13, “Financial Instruments: Credit Losses,” and procedures related to critical accounting matters. Audit-related fees in the case of 2020 consist of services provided in connection with the adoption of ASU 2016-13, “Financial Instruments: Credit Losses.” Additionally, both years consist of audit-related fees for employee benefit plan audits and Uniform Single Audit Program for Mortgage Bankers (USAP) procedures.

(3)
Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, or obtain government approval for amounts to be included in tax filings and consisted of:

•	Federal, state and local income tax return assistance
•	Sales and use, property and other tax return assistance
•	Research & Development tax credit documentation and analysis for purposes of filing amended returns
•	Requests for technical advice from taxing authorities
(4)
All other fees consist of services for consent procedures related to regulatory filings or other services which may include SEC matters, and in the case of 2020 includes fees related services for Legacy Dime’s issuance of preferred stock.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe are pre-approved by the Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.
In order to ratify the selection of Crowe as the Company’s independent registered public accounting firm for the 2022 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3. — ADVISORY NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION
The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of shareholders.
In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote in an advisory, non-binding manner to approve the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth the disclosure companies must include in their proxy statement as to executive compensation. At the 2017 Annual Meeting of Shareholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation. As a result, the Board of Directors determined that Bridge would hold an annual advisory vote to approve executive compensation.
This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program. The Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:
“Resolved, that the compensation paid to Dime’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS UNDER SEC RULES
Under SEC Rule 14a-8, in order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 898 Veterans Memorial Highway, Suite 560 Hauppauge, New York 11788, no later than December 15, 2022. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.
Additionally, under SEC Rule 14a-19, a stockholder intending to engage in a director election contest at next year’s Annual Meeting of Shareholders must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information by March 27, 2023.
ADVANCE NOTICE OF BUSINESS OR NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING
The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly nominate persons for election to the Board of Directors or bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement under SEC Rule 14a-8 any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received, or to include in a universal proxy card the names of shareholder nominees for which the shareholder did not provide proper notice under SEC Rule 14a-19. In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before next year’s Annual Meeting of Shareholders must be given to the Company by January 16, 2023.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly. For your convenience, you may also cast your vote electronically.
HOUSEHOLDING
If you receive proxy materials by mail, unless you have provided us contrary instructions, we have sent a single copy of these proxy materials to any household at which one or more shareholders reside if we believe the shareholders are members of the same household. Each stockholder in the household will receive a separate Proxy Card. This process, known as “householding,” reduces the volume of duplicate information received by you and helps reduce the cost and environmental impact of providing these materials. If you would like to receive your own set of proxy materials, please follow these instructions:
•
If your shares are registered in your own name, contact our transfer agent, Computershare, and inform them of your request to revoke householding by calling 1-800-368-5948, or by writing them at Computershare, PO Box 505000 Louisville, KY 40233, Attention: Householding Department.

•	If a bank, broker or other nominee holds your shares, contact your bank, broker or other nominee directly.

ANNUAL REPORT
A copy of the Annual Report to shareholders for the period ended December 31, 2021, including the consolidated financial statements prepared in conformity with U.S. GAAP for the year ended December 31, 2021, accompanies this Proxy Statement. The consolidated financial statements for the year ended December 31, 2021 have been audited by Crowe LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Corporate Secretary, Dime Community Bancshares, Inc., 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788, or by calling (631) 537-1000, or by accessing the Company’s Investor Relations website http://investors.dime.com/inforequest.
By Order of the Board of Directors
Patricia M. Schaubeck
Corporate Secretary
Hauppauge, New York
April 14, 2022
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

DIME COMMUNITY BANCSHARES, INC.
898 VETERANS MEMORIAL HIGHWAY
HAUPPAUGE, NEW YORK 11788
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting Go to **www.virtualshareholdermeeting.com/DCOM2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. The meeting will be held on May 26, 2022 at 10:00 A.M. Eastern Time.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71925-P68196-Z81970

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following twelve nominees for Directors for terms to expire at the 2023 Annual Meeting of Shareholders:

NOMINEES:

01)	Kenneth J. Mahon	07)	Raymond A. Nielsen
02)	Marcia Z. Hefter	08)	Kevin M. O'Connor
03)	Rosemarie Chen	09)	Vincent F. Palagiano
04)	Michael P. Devine	10)	Joseph J. Perry
05)	Matthew A. Lindenbaum	11)	Kevin Stein
06)	Albert E. McCoy, Jr.	12)	Dennis A. Suskind

The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 14, 2022, for the Annual Meeting.

Please note the Annual Meeting is being held as a virtual meeting.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D71926-P68196-Z81970

DIME COMMUNITY BANCSHARES, INC.

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 26, 2022.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Patricia M. Schaubeck and Alexandra Weeks to represent and to vote as proxies, as designated on the reverse side, all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 31, 2022, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 A.M., Eastern Time, on May 26, 2022, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, both dated April 14, 2022, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this proxy will be voted FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3. If this proxy is executed in such a way as not to withhold authority to vote for the election of any nominee, this proxy shall be deemed to grant such authority.**

(Continued and to be signed on reverse side)

DIME COMMUNITY BANCSHARES, INC.
898 VETERANS MEMORIAL HIGHWAY
HAUPPAUGE, NEW YORK 11788
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71927-P68196-Z81970

KEEP THIS PORTION FOR YOUR RECORDS

THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following twelve nominees for Directors for terms to expire at the 2023 Annual Meeting of Shareholders:

NOMINEES:

01) Kenneth J. Mahon
02) Marcia Z. Hefter
03) Rosemarie Chen
04) Michael P. Devine
05) Matthew A. Lindenbaum
06) Albert E. McCoy, Jr.
07) Raymond A. Nielsen
08) Kevin M. O'Connor
09) Vincent F. Palagiano
10) Joseph J. Perry
11) Kevin Stein
12) Dennis A. Suskind

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors of Dime Community Bancshares, Inc. recommends a vote "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3. (If this Confidential Voting Instructions Card is signed but no direction is given, this Voting Instructions Card will be deemed to instruct votes "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3). The directions, if any, given in this Confidential Voting Instructions Card will not be disclosed to any directors, officers or employees of Dime Community Bancshares, Inc. or Dime Community Bank.

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in the proxies executed by the Trustee.

The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of these Confidential Voting Instructions, of a Voting Instruction Letter, a Notice of the Annual Meeting of Shareholders of Dime Community Bancshares, Inc., a Proxy Statement dated April 14, 2022 for the 2022 Annual Meeting and an Annual Report to Shareholders.

Note: Please sign exactly as your name or names appear(s) on this Confidential Voting Instructions Card. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D71928-P68196-Z81970

DIME COMMUNITY BANCSHARES, INC.

CONFIDENTIAL VOTING INSTRUCTIONS
SOLICITED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF DIME COMMUNITY BANCSHARES, INC.
FOR
THE DIME COMMUNITY BANK KSOP

The undersigned participant, former participant or beneficiary of a deceased former participant in The Dime Community Bank KSOP (the "KSOP") hereby provides the voting instructions specified to Principal Trust Company, the Trustee of the KSOP (the "Trustee"), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of common stock of Dime Community Bancshares, Inc. that are held by the Trustee, in its capacity as Trustee, as of March 31, 2022 at the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. to be held on May 26, 2022, and at any adjournment or postponement thereof.

As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 14, 2022, the Trustee will vote the common stock of Dime Community Bancshares, Inc. held by the KSOP to reflect the voting instructions on this Confidential voting instructions card, in the manner described in the accompanying letter from the Compensation and Human Resources Committee dated April 14, 2022.

(Continued and to be signed on reverse side)